                                                                  EXHIBIT 99.1

SELECTED FINANCIAL INFORMATION

     The following table represents the selected financial information at and for the five years ended December 31, 1999:

                                                                                     Year Ended December 31,
                                                           -------------------------------------------------------------------------
(Dollars in thousands, except per share amounts)                1999           1998           1997            1996           1995
Statement of Operations Data                               -------------------------------------------------------------------------
   Interest Income                                         $   190,298    $   145,906    $   113,458      $    83,179   $   71,253
   Interest expense                                             76,557         58,818         42,525           29,047       24,946
                                                           -------------------------------------------------------------------------
      Net Interest Income                                      113,741         87,088         70,933           54,132       46,307
   Provision for loan losses                                    13,064          7,159          7,541            3,210        1,396
                                                           -------------------------------------------------------------------------
      Net Interest Income after provision for loan losses      100,677         79,929         63,392           50,922       44,911
   Other Income                                                 18,798         10,425          9,215            8,577        6,369
   Nonrecurring - warrant income                                14,508            945          1,162               92          --
                                                           -------------------------------------------------------------------------
      Total other income                                        33,306         11,370         10,377            8,669        6,369
   Operating expenses                                           67,052         55,064         46,490           41,973       39,729
   Other expenses - nonrecurring                                12,160          1,341           --               --           --
                                                           -------------------------------------------------------------------------
      Total operating expenses                                  79,212         56,405         46,490           41,973       39,729
                                                           -------------------------------------------------------------------------
   Income before income tax expense & merger
      and other related nonrecurring costs                      54,771         34,894         27,279           17,618       11,551
   Income tax expense                                           17,659         11,666          9,798            6,278        4,259
                                                           -------------------------------------------------------------------------
   Income before merger and other related non-
      recurring costs and extraordinary Items                   37,112         23,228         17,481           11,340        7,292
   Merger and other related nonrecurring costs,
      net of tax                                                (6,486)        (1,674)        (2,282)          (1,991)        --
                                                           -------------------------------------------------------------------------
     Net income before extraordinary Items                      30,626         21,554         15,199            9,349        7,292
   Extraordinary Items                                             (88)          --             --               --           --
                                                           -------------------------------------------------------------------------
   Net Income                                              $    30,538    $    21,554    $    15,199      $     9,349   $    7,292
                                                           =========================================================================
Per Share Data (1)
   Income per share (before merger, nonrecurring,
      and extraordinary items)
        Basic                                              $      2.45    $      1.75    $      1.30      $      0.96   $     0.77
        Diluted                                                   2.30           1.63           1.23             0.92         0.74
   Net Income per share
        Basic                                              $      2.29    $      1.65    $      1.24      $      0.79   $     0.65
        Diluted                                                   2.15           1.53           1.17             0.76         0.62
   Cash dividends per share (2)                            $      0.48    $      0.38    $      0.30      $      0.22   $     0.20
   Book value per common share                             $     12.43    $      9.99    $      8.57      $      7.73   $     7.24
   Shares outstanding at year end                           13,964,065     12,900,934     12,554,799       11,779,759    11,379,000
   Average common shares outstanding                        13,310,000     13,091,000     12,252,000       11,761,000    11,239,000
   Average common and common equivalent shares
     outstanding                                            14,189,000     14,047,000     13,028,000       12,348,000    11,718,000

Performance Ratios
   Return on average assets (before merger,
     nonrecurring and extraordinary items)                        1.32%          1.26%          1.19%            1.16%         1.18%
   Return on average common shareholders' equity
     (before merger, nonrecurring and extraordinary items)       22.81%         19.51%         15.81%           12.97%        12.45%
   Return on average assets                                       1.24%          1.18%          1.13%            0.95%         1.00%
   Return on average common shareholders' equity                 21.40%         18.36%         15.03%           10.69%        10.52%
   Net interest margin(3)                                         4.98%          5.17%          5.69%            6.05%         6.98%

Balance Sheet Data - At Period End
   Assets                                                  $ 2,846,088    $ 2,049,217    $ 1,560,254      $ 1,176,087   $   889,952
   Loans, net                                                1,880,756      1,299,423        961,179          741,238       531,965
   Investment securities                                       495,169        422,565        271,498          171,890       180,393
   Deposits                                                  2,506,386      1,758,307      1,374,047        1,047,815       787,173
   Subordinated debt                                               -            3,000          3,000            3,000         3,000
   Trust Preferred Securities                                   50,000         50,000         20,000              -             -
   Common shareholders' equity                                 173,595        128,826        107,606           91,074        82,393

Asset Quality Ratios
   Nonperforming assets to total loans and OREO                   0.29%          0.29%          0.73%            1.52%         1.94%
   Nonperforming assets to total assets                           0.19%          0.19%          0.46%            0.98%         1.19%
   Allowance for loan losses to total loans                       2.10%          1.96%          2.03%            1.74%         1.74%
   Allowance for loan losses to nonperforming assets            728.70%        669.07%        279.23%          114.43%        89.23%
   Net charge-offs to average loans                               0.08%          0.12%          0.24%            0.05%         0.26%

Regulatory Capital Ratios
   Leverage Ratio                                                 7.85%          7.93%          8.68%            8.40%         9.89%
   Tier 1 Capital                                                 9.14%          9.85%         10.78%           10.32%        12.62%
   Total Capital                                                 10.55%         11.99%         12.21%           11.84%        14.22%

*Restated on a historical basis to reflect the mergers between Greater Bay Bancorp and CNB, PBC, PRB (the parent of Golden Gate) PBFC, BA Bancshares (the Parent of BAB) and BCS (the parent of BBC) on a pooling of interest trusts.

(1) Restated to reflect 2 -for- 1 stock split as of April 30, 1998.
(2) Includes only those dividends declared by Greater Bay, and excludes those dividends paid by Greater Bay's subsidiaries prior to the combination of their mergers with Greater Bay.
(3) Net interest margin for 1999, 1998 and 1997 includes the lower spread earned on the PBC Special Deposits (See Note 7 to the Financial Statements for details). Excluding the PBC Special Deposit, net interest margin would have been 5.26%, 5.52%, 6.08% and 6.31% for 1999, 1998, 1997 and 1996,
    respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company", on a consolidated basis) is a bank holding company operating Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mid-Peninsula Bank ("MPB") Mt. Diablo
National Bank ("MDNB") and Peninsula Bank of Commerce ("PBC"). The Company also owns GBB Capital I and GBB Capital II, both of which are Delaware business trusts, formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group,
Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 22 offices located in Blackhawk, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San
Mateo, San Ramon, Santa Clara and Walnut Creek. At December 31, 1999, the Company had total assets of $2.8 billion, total net loans of $1.9 billion and total deposits of $2.5 billion.

     All of the Company's mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information for the Company for the periods prior to the mergers has been restated as if the mergers had occurred at the beginning of the earliest reporting period presented.

     The following discussion and analysis is intended to provide greater details of the results of operations and financial condition of the Company. The following discussion should be read in conjunction with the information under "Selected Financial Information" and the Company's consolidated financial data included elsewhere in this document. Certain statements under this caption constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include but are not limited to economic conditions, competition in the geographic and business areas in which the Company conducts its operations, fluctuation in interest rates, credit quality and government regulation.

RESULTS OF OPERATIONS

     The Company's operating results included merger, nonrecurring and extraordinary items of $7.9 million ($2.0 million net of tax), $3.1 million ($1.4 million net of tax) and $884,000 ($378,000 net of tax) in 1999, 1998 and
1997, respectively. The following table summarizes net income, net income per share and key financial ratios before and after merger, nonrecurring and extraordinary items for the years presented.


                           Before merger, nonrecurring and extraordinary items   After merger, nonrecurring and extraordinary items
(Dollars in thousands,     ---------------------------------------------------   --------------------------------------------------
except per share amounts)                   1999          1998           1997                1999           1998         1997
-----------------------------------------------------------------------------------------------------------------------------------

Net income                              $   32,549    $   22,911     $   15,987          $   30,538     $   21,554    $   15,199
Net income per share:
      Basic                             $     2.45    $     1.75     $     1.30          $     2.29     $     1.65    $     1.24
      Diluted                           $     2.30    $     1.63     $     1.23          $     2.15     $     1.53    $     1.17
Return on average assets                      1.32%         1.26%          1.19%               1.24%          1.18%         1.13%
Return on average shareholders' equity       22.81%        19.51%         15.81%              21.40%         18.36%        15.03%

     The Company reported net income of $30.5 million in 1999, a 41.2% increase over 1998 net income of $21.6 million. The net income in 1998 was a 41.8% increase over 1997 income of $15.2 million. Basic net income per share was $2.29 for 1999, as compared to $1.65 for 1998 and $1.24 for 1997. Diluted net income per share was $2.15, $1.53 and $1.17 for 1999, 1998 and 1997, respectively. The return on average assets and return on average shareholders' equity were 1.24% and 21.40% in 1999, compared with 1.18% and 18.36% in 1998 and 1.13% and 15.03%
in 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

  The 41.2% increase in 1999 net income as compared to 1998 was the result of significant growth in loans, investments, trust assets and deposits. In 1999, net interest income increased 30.6% as compared to 1998. This increase was primarily due to a 35.7% increase in average interest-earning assets in 1999 compared to the prior year. The impact on income of the increase in average interest-earning assets was partially offset by the decline the net yield earned on interest-earning assets to 5.15% in 1999 as compared to 5.34% in 1998 (see "- Net Interest Income" for additional information on the increase in net interest income). The increases in loans, trust assets and deposits also contributed to the 45.6% increase in trust fees, loan and international banking fees, service charges and other fees. Other income includes $4.0 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset in 1999 by a 21.8% increase in recurring operating expenses, as compared to 1998.

  Net income in 1999 included nonrecurring expenses, net of nonrecurring income
and taxes, of $2.0 million, an increase of $654,000 compared to 1998.   In 1999,
merger and related nonrecurring costs were $6.5 million, an increase of $4.8 million from 1998. Warrant income, net of related expenses and taxes, was $5.8 million in 1999, an increase of $5.3 million compared to 1998. In 1999, the Company donated $7.8 million in appreciated securities to the Greater Bay Bancorp Foundation. This resulted in $1.2 million in donation expense, net of a tax benefit derived on the transaction, which is a $1.0 million increase compared to 1998.

  The 41.8% increase in 1998 net income as compared to 1997 was the result of significant growth in loans, investments, trust assets and deposits. In 1998, net interest income increased 22.8% as compared to 1997. This increase was primarily due to a 35.0% increase in average interest-earning assets in 1998 compared to the prior year. The impact on income of the increase in average interest-earning assets was partially offset by the decline the net yield earned on interest-earning assets to 5.34% in 1998 as compared to 5.81% in 1997 (see "- Net Interest Income" for additional information on the increase in net interest income). The increases in loans, trust assets and deposits also contributed to the 6.1% increase in trust fees, loan and international banking fees, service charges and other fees. Increases in operating expenses were required to service and support the Company's growth. As a result, increases in revenue were partially offset in 1998 by a 14.3% increase in recurring operating expenses, as compared to 1997.

  Net income in 1998 included nonrecurring expenses, net of nonrecurring income
and taxes, of $1.4 million, an increase of $569,000 compared to 1997.   In 1998,
merger and related nonrecurring costs were $1.7 million, a decrease of $608,000 from 1997. Warrant income, net of related expenses and taxes, was $554,000 in 1998, a decrease of $155,000 compared to 1997. In 1998, the Company donated $1.3 million in appreciated securities to the Greater Bay Bancorp Foundation. This resulted in $237,000 in donation expense, net of a tax benefit derived on the transaction. There was no such donation in 1997. In 1997, the Company had nonrecurring income of $1.0 million, net of taxes, related to payment from an insurance carrier of a litigation settlement charge taken in 1995.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Net Interest Income

     Net interest income, excluding capital securities, increased 31.2% to $118.0 million in 1999 from $89.9 million in 1998. This increase was primarily due to the $601.7 million, or 35.7%, increase in average interest-earning assets which was partially offset by a 34 basis point decrease in the Company's net yield on interest-earning assets. Net interest income, excluding capital securities, increased 21.3% in 1998 from $69.5 million in 1997. This increase was primarily due to the $436.8 million, or 35.0%, increase in average interest-earning assets, which was partially offset by the 43 basis point decrease in the Company's net yield on interest-earning assets. The capital securities were Trust Preferred Securities issued in 1997 and 1998 which cost 8.54% and 9.00% in 1999 and 1998, respectively. Including capital securities, net interest income increased 30.6% to $113.7 million in 1999 and 22.8% to $87.1 million in 1998. The capital securities were issued primarily as a source of capital and not as a source of liquidity.

     The following table presents, for the years indicated, condensed average balance sheet information for the Company, together with interest income and yields earned on average interest-earning assets and interest expense and rates paid on average interest-bearing liabilities. Average balances are average daily balances.

                                                                                   Years Ended December 31,
                                                     ----------------------------------------------------------------------------
                                                                                  1999                                1998
                                                     --------------------------------------------------------   -----------------
                                                                                                  Average
                                                           Average                                 Yield/            Average
(Dollars in thousands)                                   Balance (1)          Interest              Rate           Balance (1)
-------------------------------------------------
------------------------------------------------------------   ---------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                         $  170,371         $    8,884              5.21%          $  117,604
 Other short term securities                                71,282              3,856              5.41%              97,264
 Investment securities:
      Taxable                                              352,521             23,779              6.75%             333,616
      Tax-exempt (3)                                        79,217              3,896              4.92%              51,455
 Loans (2)                                               1,611,818            149,883              9.30%           1,083,540
                                                        ----------         ----------                             ----------
             Total interest-earning
                assets                                   2,285,209            190,298              8.33%           1,683,479
Noninterest-earning assets                                 186,415            141,045
                                                        ----------         ----------
                  Total assets                          $2,471,624            190,298
                                                        ----------         ----------

INTEREST-BEARING LIABILITIES:
 Deposits:
      MMDA, NOW and Savings                             $1,283,450             45,867              3.57%          $  907,994
      Time deposits, over $100,000                         366,203             17,380              4.75%             241,604
      Other time deposits                                  101,058              4,801              4.75%             108,682
                                                        ----------         ----------                             ----------
              Total interest-bearing deposits            1,750,711             68,048              3.89%           1,258,280
Other borrowings                                            72,994              4,170              5.71%              78,228
Subordinated debt                                              607                 68             11.20%               3,000
                                                        ----------         ----------                             ----------
               Total interest-bearing liabilities        1,824,312             72,286              3.96%           1,339,508
Trust Preferred Securities                                  50,000              4,271              8.54%              31,671
                                                                                                                  ----------
               Total interest-bearing liabilities and
                  capital securities                     1,874,312             76,557              4.08%           1,371,179
Noninterest-bearing deposits                               424,315                                                   316,935
Other noninterest-bearing liabilities                       30,314                                                    18,984
Shareholders' equity                                       142,683                                                   117,426
                                                        ----------         ----------                             ----------
              Total liabilities and
                  shareholders' equity                  $2,471,624        $    76,557                             $1,834,524
                                                        ----------         ----------                             ----------

Net interest income                                                        $  113,741


Including capital securities:
-----------------------------
Interest rate spread                                                                               4.24%
Contribution of interest free funds                                                                0.73%
Net yield on interest-earnings assets(4)                                                           4.98%


Excluding capital securities:
-----------------------------
Interest rate spread                                                                               4.37%
Contribution of interest free funds                                                                0.78%
Net yield on interest-earnings assets(4)                                                           5.15%

                                                    ----------------------------------------------------------------------
                                                            1998                                    1997
                                                    ----------------------------------------------------------------------
                                                                          Average                                  Average
                                                                           Yield/       Average                     Yield/
                                                          Interest          Rate      Balance (1)   Interest         Rate
---------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Fed funds sold                                         $    6,331          5.38%     $   93,012   $    5,006         5.38%
 Other short term securities                                 5,473          5.63%         97,586        5,198         5.33%
 Investment securities:
      Taxable                                               20,178          6.05%        167,630       11,047         6.59%
      Tax-exempt (3)                                         2,562          4.98%         24,189        1,070         4.42%
 Loans (2)                                                 111,362         10.28%        864,275       91,138        10.55%
                                                        ----------                    ----------   ----------
             Total interest-earning                        145,906          8.67%     $1,246,692      113,459         9.10%
                assets                                                                    94,912
Noninterest-earning assets                                                            ----------   ----------
                                                           145,906                    $1,341,604      113,459
                  Total assets                                                        ----------   ==========
                                                            33,165          3.65%     $  679,601       24,919         3.67%
                                                            12,351          5.11%        168,027        8,527         5.07%
INTEREST-BEARING LIABILITIES:                                5,046          4.64%        111,558        5,534         4.96%
 Deposits:                                              ----------                    ----------   ----------
      MMDA, NOW and Savings                                 50,562          4.02%        959,186       38,980         4.06%
      Time deposits, over $100,000                           5,060          6.47%         19,371        1,738         8.97%
      Other time deposits                                      345         11.50%          3,000          345        11.50%
                                                        ----------                    ----------   ----------
              Total interest-bearing deposits               55,967          4.18%        981,557       41,063         4.18%
Other borrowings                                             2,850          9.00%         15,000        1,463         9.75%
Subordinated debt                                       ----------                    ----------   ----------
                                                            58,817          4.29%        996,557       42,526         4.27%
               Total interest-bearing liabilities                                        230,807
Trust Preferred Securities                                                                13,131
                                                                                         101,109
               Total interest-bearing liabilities and                                 ----------
                  capital securities                    $   58,817                    $1,341,604   $   42,526
Noninterest-bearing deposits                                                          ----------   ==========
Other noninterest-bearing liabilities                   $   87,089                                 $    70,933
Shareholders' equity                                                                  ==========   ===========

              Total liabilities and
                  shareholders' equity


Net interest income
Including capital securities:
-----------------------------
Interest rate spread                                                        4.38%                                     4.83%
Contribution of interest free funds                                         0.80%                                     0.86%
Net yield on interest-earnings assets(4)                                    5.17%                                     5.69%


Excluding capital securities:
-----------------------------
Interest rate spread                                                        4.49%                                     4.92%
Contribution of interest free funds                                         0.85%                                     0.89%
Net yield on interest-earnings assets(4)                                    5.34%                                     5.81%

(1)  Nonaccrual loans are excluded from the average balance and only collected interest on accrual loans is included in the interest column.
(2)  Loan fees totaling $4.7 million, $4.3 million and $4.3 million are included in loan interest income for 1999,
     1998 and 1997, respectively.
(3)  Tax equivelent yeilds earned on the tax exempt securities are 7.17%, 7.23% and 6.38% for the years ended December 31,
     1999, 1998 and 1997, respectively, using the federal statutory rate of 34%.
(4)  Net yield on interest-earning assets during the period equals (a) the difference between interest income on interest-
     earning assets and the interest expense on interest-bearing liabilities, divided by (b) average interest-earning assets for the period.

     The most significant impact on the Company's net interest income between periods is derived from the interaction of changes in the volume of and rate earned or paid on interest-earning assets and interest-bearing liabilities. The volume of interest-earning asset dollars in loans and investments, compared to the volume of interest-bearing liabilities represented by deposits and borrowings, combined with the spread, produces the changes in the net interest income between periods. The table below sets forth, for the years indicated, a summary of the changes in average asset and liability balances (volume) and changes in average interest rates (rate).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


                                                          Year Ended December 31, 1999              Year Ended December 31, 1998
                                                        Compared with December 31, 1998           Compared with December 31, 1997
                                                           favorable (unfavorable)                   favorable (unfavorable)
                                                        ---------------------------------  -----------------------------------------

(Dollars in thousands) (1) (2)                           Volume      Rate        Net            Volume      Rate        Net
------------------------------------------------------------------------------------------------------------------------------------

Interest-earning assets:
Fed funds sold                                           $  2,731    $   (178)   $  2,553       $  1,270    $     55    $  1,325
Other short term securities                                (1,429)       (188)     (1,617)           (19)        294         275
Investment securities:
      Taxable                                               1,245       2,356       3,601          9,660        (529)      9,131
      Tax-exempt                                            1,352         (18)      1,334          1,298         194       1,492
Loans                                                      49,186     (10,665)     38,521         21,641      (1,417)     20,224
                                                         --------    --------    --------       --------    --------    --------
             Total interest-earning assets                 53,085      (8,693)     44,392         33,850      (1,403)     32,447
                                                         --------    --------    --------       --------    --------    --------
Interest-bearing liabilities:
Deposits:
      MMDA, NOW and Savings                                12,985        (283)     12,702          7,330         916       8,246
      Time deposits, over $100,000                          5,744        (715)      5,029          3,309         515       3,824
      Other time deposits                                    (373)        128        (245)          (151)       (337)       (488)
                                                         --------    --------    --------       --------    --------    --------
              Total interest-bearing deposits              18,356        (870)     17,486         10,488       1,094      11,582
Other borrowings                                             (322)       (568)       (890)         3,193         129       3,322
Subordinated debt                                            (276)         (1)       (277)          --          --          --
                                                         --------    --------    --------       --------    --------    --------
        Total interest-bearing liabilities                 17,758      (1,439)     16,319         13,681       1,223      14,904
                                                         --------    --------    --------       --------    --------    --------
            Increase (decrease) in net interest income   $ 35,327    $ (7,254)   $ 28,073       $ 20,169    $ (2,626)   $ 17,543
                                                         ========    ========    ========       ========    ========    ========

(1) The change in interest income and expense not attributable to specific volume and rate changes has been allocated proportionately between the volume and rate changes.
(2) Excludes the impact of capital securities.

     Interest income in 1999 increased 30.4% to $190.3 million from $145.9 million in 1998. This was primarily due to the significant increase in loans, the Company's highest yielding interest-earning asset, and investment securities. Loan volume increases were the result of the continuing economic improvement in the Company's market areas, as well as the addition of experienced relationship managers and significant business development efforts by the Company's relationship managers. The increase was partially offset by a decline in the yield earned on average interest-earning assets. Average interest-earning assets increased $601.7 million, or 35.7%, to $2.3 billion in 1999, compared to $1.7 billion in 1998. Of this total increase, average loans increased $528.3 million, or 48.8%, to $1.6 billion in 1999 from $1.1 billion in 1998. Investment securities, Federal funds sold and other short-term securities, increased 12.2% to $673.4 million in 1999 from $600.0 million in 1998.

     The average yield on interest-earning assets declined 34 basis points to 8.33% in 1999 from 8.67% in 1998 primarily due to a decline in the average yield on loans which was caused by increased competition and the impact of the Company's focus on slightly larger client credits that result generally in improved client financial controls, but also result in tighter pricing. Loans represented approximately 70.5% of total interest-earning assets in 1999 compared to 64.4% in 1998. The average yield on loans declined 98 basis points to 9.30% in 1999 from 10.28% in 1998.

     Interest expense, excluding capital securities, in 1999 increased 29.2% to $72.3 million from $56.0 million in 1998. This increase was due to greater volumes of interest-bearing liabilities coupled with slightly higher interest rates paid on interest-bearing liabilities. Average interest-bearing liabilities increased 36.2% to $1.8 billion in 1999 from $1.3 billion in 1998 due primarily to the efforts of the Banks' relationship managers in generating core deposits from their client relationships and the deposits derived from the activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     During 1999, average noninterest-bearing deposits increased to $424.3 million from $316.9 million in 1998. However, due to the larger increase in interest-bearing deposits, noninterest-bearing deposits decreased to 18.9% of total deposits at year-end 1999, compared to 19.1% at year-end 1998.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, declined to 4.35% in 1999 from 4.49% in 1998, and the net yield on interest-earning assets declined in 1999 to 5.15% from 5.34% in 1998.

     Interest income increased 28.6% to $145.9 million in 1998 from $113.5 million in 1997, as a result of the increase in average interest-earning assets offset by a decline in the yields earned. Average interest-earning assets increased 35.0% to $1.7 billion in 1998 from $1.2 billion in 1997 principally as a result of increase in loans. The yield on the higher volume of average interest-earning assets declined 43 basis points to 8.67% in 1998 from 9.10% in 1997, primarily as a result of increased competition for loans.

     Interest expense, excluding capital securities, in 1998 increased 36.3% to $56.0 million from $41.1 million in 1997 primarily as a result of the increase in the volume of interest-bearing liabilities and in the rates paid on interest-bearing liabilities. Corresponding to the growth in average interest-earning assets, average interest-bearing liabilities increased 34.0% to $1.3 billion in 1998 from $981.6 million in 1997.

     As a result of the foregoing, the Company's interest rate spread, excluding capital securities, declined to 4.49% in 1998 from 4.92% in 1997 and the net yield on interest-earning assets declined to 5.34% in 1998 from 5.81% in 1997.

  The Company's net yield on interest-earning assets was reduced by the Special Deposit. The average deposit balances related to the Special Deposit during 1999, 1998 and 1997 were $99.0 million, $90.0 million and $95.0 million, respectively, on which the Company earned a spread of 3.1%, 2.25% and 2.5%, respectively. Excluding the Special Deposit, the 1999, 1998, 1997 net yield on interest-earning assets, excluding capital securities, would have been 5.06%, 5.34% and 5.95% respectively. The purchase of bank-owned life insurance ("BOLI") also reduced the Company's net interest spread since the earnings of BOLI are included in other income, while the cost of funding BOLI is included in interest expense.

     The Company incurred certain client service expenses with respect to its noninterest-bearing liabilities. These expenses include messenger services, check supplies and other related items that are included in operating expenses. If these expenses had they been included in interest expense, the Company's net yield on interest-earning assets would have been as follows for each of the years presented.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                                                                                       ---------------------------------------------

(Dollars in thousands)                                                                      1999             1998             1997
------------------------------------------------------------------------------------------------------------------------------------

Average noninterest bearing demand deposits                                            $ 424,315         $ 316,935         $ 230,807
Client service expenses                                                                    1,394               806               625
Client service expenses, as a percentage of average noninterest
   bearing demand deposits                                                                 0.33%             0.25%             0.27%

IMPACT ON NET YIELD ON INTEREST-EARNING ASSETS:
Net yield on interest-earning assets                                                       5.15%             5.34%             5.81%
Impact of client service expense                                                           (0.06)%           (0.05)%         (0.05)%

                                                                                       ---------------------------------------------

Adjusted net yield on interest-earning assets                                              5.09%             5.29%             5.76%

                                                                                       =============================================


  The impact on the net yield on interest-earning assets is determined by offsetting net interest income by the cost of client service expense, which reduces the yield on interest-earning assets. The cost for client service expense reflects the Company's efforts to manage its client service expenses.

Provision for Loan Losses

     The provision for loan losses represents the current period credit cost associated with maintaining an appropriate allowance for credit losses. The loan loss provision for each period is dependent upon many factors, including loan growth, net charge-offs, changes in the composition of the loan portfolio, delinquencies, management's assessment of the quality of the loan portfolio, the value of the underlying collateral on problem loans and the general economic conditions in the Company's market area. Periodic fluctuations in the provision for loan losses result from management's assessment of the adequacy of the allowance for loan losses; however, actual loan losses may vary from current estimates.

  Refer to the section "FINANCIAL CONDITION - Allowance for Loan Losses" for a description of the systematic methodology employed by the Company in determining an adequate allowance for loan losses.

     The provision for loan losses in 1999 was $13.1 million, compared to $7.2 million in 1998 and $7.5 million in 1997. In addition, in connection with the mergers, the Company made an additional provision for loan losses of $2.7 million, $183,000 and $1.4 million in 1999, 1998 and 1997, respectively, to conform to the Company's allowance methodology. Although loans outstanding have increased substantially, nonperforming loans, comprised of nonaccrual loans, restructured loans, and accruing loans past due 90 days or more have remained relatively low, totaling $5.3 million, or 0.27% of loans outstanding, at December 31, 1999, from $2.9 million, or 0.22% of loans outstanding, at December 31, 1998 and $5.7 million, or 0.58% of loans outstanding, at December 31, 1997.

     For further information on nonperforming and classified loans and the allowance for loan losses, see - "Nonperforming and Classified Assets" herein.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Other Income

     Total other income increased to $33.3 million in 1999, compared to $11.4 million in 1998 and $10.4 million in 1997. The following table sets forth information by category of other income for the years indicated.

                                                                        Years Ended December 31,
                                                              ------------------------------------------
(Dollars in thousands)                                            1999          1998          1997
--------------------------------------------------------------------------------------------------------
Trust fees                                                          $ 2,990       $ 2,473       $ 2,049
Service charges and other fees                                        3,079         2,338         2,312
Loan and international banking fees                                   2,833         1,303         1,404
ATM network revenue                                                   2,110         1,966         2,057
Gain on sale of SBA loans                                             1,010         1,125           940
Gain (loss) on investments, net                                         (19)          374            (8)
Other income                                                          6,795           846           461
                                                              ------------------------------------------
    Total, recurring                                                 18,798        10,425         9,215
Warrant income                                                       14,508           945         1,162
                                                              ------------------------------------------
    Total                                                          $ 33,306      $ 11,370      $ 10,377
                                                              ==========================================

     The increase in other income in 1999 was a result of $1.5 million increase in loan and international banking fees, a $741,000 increase in service charges and other fees, and a $517,000 increase in trust fees. These increases were a result of significant growth in total loans, total deposits and trust assets. Other income includes $4.0 million in appreciation recognized on the conversion of equity securities received in the settlement of a loan into a publicly traded equity security. As discussed further below, the warrant income resulted from the sale of stock acquired from clients in connection with financing activities.

     The increase in other income in 1998 was primarily the result of a $424,000 increase in trust fees, and a $185,000 increase in the gain on sale of Small Business Administration ("SBA") loans. The increase in trust fees was due to significant growth in assets under management by Greater Bay Trust Company. Trust assets increased to $649.3 million at December 31, 1998, compared to $577.7 million at December 31, 1997. The increase in the gain on sale of SBA loans was due to an increase in the origination and subsequent sale of SBA loans.

     Other income in 1999, 1998 and 1997 included warrant income of $14.5 million, $945,000 and $1.2 million, net of related employee incentives of $7.3 million, $396,000 and $500,000, respectively. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The company holds approximately 100 warrant positions. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period.

  In November 1999, the voters of San Francisco adopted an ordinance which prohibits financial institutions in San Francisco from imposing surcharges of any kind to non-customers who access automated teller machines ("ATM") to conduct electronic transactions, including cash withdrawals and fund transfers. Other cities in California have either adopted or are considering similar proposals. The Company estimates that approximately $230,000 of ATM network revenue during 1999 was derived from such type of surcharges in the City and County of San Francisco. While the implementation of this ordinance has been delayed through legal challenges and this amount is not material, the successful adoption of similar laws in other areas where the Company operates ATMs could cause a more substantial reduction in ATM network revenue in the future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Operating Expenses

     The following table sets forth the major components of operating expenses for the years indicated.

                                                                                     Years Ended December 31,
                                                                      -------------------------------------------------------
(Dollars in thousands)                                                             1999               1998              1997
-----------------------------------------------------------------------------------------------------------------------------
Compensation and benefits                                                      $ 38,070           $ 31,022          $ 27,187
Occupancy and equipment                                                          12,203              8,600             7,283
Professional services and legal costs                                             2,418              2,616             2,663
Client service expenses                                                           1,374                806               625
FDIC insurance and regulatory assessments                                           591                450               398
Expenses on other real estate owned                                                  13                 76               177
Other                                                                            12,383             11,494             9,857
                                                                               ---------------------------------------------
    Total operating expenses excluding
          nonrecurring costs                                                     67,052             55,064            48,190
Contribution to the GBB Foundation and related expenses                          12,160              1,341                 -
Mergers and other related nonrecurring costs                                     10,331              2,661             3,333
Recovery of legal settlement                                                          -                  -            (1,700)
                                                                               ----------------------------------------------
    Total operating expenses                                                   $ 89,543           $ 59,066          $ 49,823
                                                                               ==============================================
Efficiency ratio                                                                 66.05%             64.91%            64.64%
Efficiency ratio (before merger, nonrecurring
     and extraordinary items)                                                    55.39%             61.12%            63.48%
Total operating expenses to average assets                                        3.62%              3.24%             3.71%
Total operating expenses to average assets (before
  merger, nonrecurring and extraordinary items)                                   2.71%              3.02%             3.59%

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Operating expenses totaled $89.5 million for 1999, compared to $59.1 million for 1998 and $49.8 million for 1997. The ratio of operating expenses to average assets was 3.62% in 1999, 3.24% in 1998, and 3.71% in 1997. Total operating expenses include merger and other related nonrecurring costs and contributions to the Greater Bay Bancorp Foundation (the "Foundation") and related expenses. Excluding these items, operating expense to average assets would have been 2.71% in 1999, 3.02% in 1998 and 3.59% in 1997.

     The efficiency ratio is computed by dividing total operating expenses by net interest income and other income. An increase in the efficiency ratio indicates that more resources are being utilized to generate the same (or greater) volume of income while a decrease would indicate a more efficient allocation of resources. The Company's efficiency ratio before merger, nonrecurring and extraordinary items for 1999 was 50.52%, compared to 56.34% in 1998 and 60.02% in 1997.

     During 1998, Greater Bay established the Foundation. The Foundation was formed to provide a vehicle through which the Company, its officers and directors can provide support to the communities in which the Company does business. The Foundation focuses its support on initiatives related to education, health and economic growth. To support the Foundation, the Company contributed appreciated securities, which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded expense of $12.2 million in 1999 and $1.3 million in 1998 which is included in operating expenses.

     As indicated by the improvements in the efficiency ratio, the Company has been able to achieve increasing economies of scale. In 1999, average assets increased 35% from 1998, while operating expenses, excluding merger and nonrecurring cost, increased only 21%. From 1997 to 1998, average assets increased 33%, while operating expenses, excluding merger and nonrecurring costs increased only 14%.

     Compensation and benefits expenses increased in 1999 to $38.0 million, compared to $31.0 million in 1998 and $27.2 million in 1997. The increase in compensation and benefits is due primarily to the additions in personnel made in 1999 and 1998 to accommodate the growth of the Company.

     The increase in occupancy and equipment, client service expense, Federal Deposit Insurance Corporation ("FDIC") insurance and regulatory assessments and other operating expenses was related to the growth in the Company's loans, deposits and trust assets.

Income Taxes

     The Company's effective income tax rate for 1999 was 31.1%, compared to 33.1% in 1998 and 36.5% in 1997. The effective rates were lower than the statutory rate of 42% due to the donation of appreciated securities to the Foundation, state enterprise zone tax credits and tax-exempt income on municipal securities. The reductions were partially offset by the impact of nondeductible merger and other related nonrecurring costs. In 1998, the Company was able to further reduce its effective tax rate through the recognition of certain net operating losses acquired in its merger with PRB.

FINANCIAL CONDITION

     Total assets increased 38.9% to $2.8 billion at December 31, 1999, compared to $2.0 billion at December 31, 1998. Total assets increased 31.3% in 1998 from $1.6 billion at December 31, 1997. The increases in 1999 and 1998 were primarily due to increases in the Company's loan portfolio funded by growth in deposits.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Loans

  Total gross loans increased 45.0% to $1.9 billion at December 31, 1999, compared to $1.3 billion at December 31, 1998. Total gross loans increased 35.0% in 1998 from $985.2 million at year-end 1997. The increases in loan volumes in 1999 and 1998 were primarily due to an improving economy in the Company's market areas coupled with the business development efforts by the Company's relationship managers.

     The Company's loan portfolio is concentrated in commercial (primarily manufacturing, service and technology) and real estate lending, with the balance in consumer loans. While no specific industry concentration is considered significant, the Company's lending operations are located in a market area that is dependent on the technology and real estate industries and supporting service companies. Thus, a downturn in these sectors of the economy could adversely impact the Company's borrowers. This could, in turn, reduce the demand for loans and adversely impact the borrowers' abilities to repay their loans, while also decreasing the Company's net interest margin.

     The following table presents the composition of the Company's loan portfolio at the dates indicated.

                                                                                        As of December 31,
                                                  ----------------------------------------------------------------------------------
                                                             1999                      1998                     1997
                                                  ----------------------------------------------------------------------------------
(Dollars in thousands)                              Amount           %        Amount           %         Amount          %
------------------------------------------------------------------------------------------------------------------------------------
Commercial                                        $   810,399        43.1%  $   536,204        41.3%  $   420,058        43.7%
Term Real Estate - Commercial                         484,076        25.7       353,929        27.2       245,200        25.5
                                                  ----------------------------------------------------------------------------------
              Total Commercial                      1,294,475        68.8       890,133        68.5       665,258        69.2
Real estate construction and land                     417,326        22.2       265,026        20.4       169,395        17.6
Real estate other                                      92,688         4.9        74,265         5.8        51,765         5.4
Consumer and other                                    123,528         6.6       100,599         7.7        98,829        10.3
                                                  ----------------------------------------------------------------------------------
              Total loans, gross                    1,928,017       102.5     1,330,023       102.4       985,247       102.5
Deferred fees and discounts, net                       (6,840)       (0.4)       (4,640)       (0.4)       (4,114)       (0.4)
                                                  ----------------------------------------------------------------------------------
              Total loans, net of deferred fees     1,921,177       102.1     1,325,383       102.0       981,133       102.1
Allowance for loan losses                             (40,421)       (2.1)      (25,960)       (2.0)      (19,954)       (2.1)
                                                  ----------------------------------------------------------------------------------
               Total loans, net                   $ 1,880,756       100.0%  $ 1,299,423       100.0%  $   961,179       100.0%
                                                  ==================================================================================


                                                  ----------------------------------------------------
                                                             1996                      1995
                                                  ----------------------------------------------------
(Dollars in thousands)                                 Amount       %                 Amount     %
------------------------------------------------------------------------------------------------------
Commercial                                        $   349,419        47.1%     $  259,607        48.5%
Term Real Estate - Commercial                         181,681        24.5         138,215        25.8
                                                  ----------------------------------------------------
              Total Commercial                        531,100        71.7         397,822        74.3
Real estate construction and land                     124,155        16.7          70,712        13.2
Real estate other                                      37,466         5.1          29,260         5.5
Consumer and other                                     65,420         8.8          49,758         9.3
                                                  ----------------------------------------------------
              Total loans, gross                      758,141       102.3         547,552       102.3
Deferred fees and discounts, net                       (3,726)       (0.5)         (3,103)       (0.5)
                                                  ----------------------------------------------------
              Total loans, net of deferred fees       754,415       101.8         544,449       101.8
Allowance for loan losses                             (13,177)       (1.8)         (9,484)       (1.8)
                                                  ----------------------------------------------------
               Total loans, net                   $   741,238       100.0%     $  534,965       100.0%
                                                  ====================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table presents the maturity distribution of the Company's (1) commercial, (2) real estate construction and land, (3) term real estate - commercial and (4) real estate other portfolios and the sensitivity of such loans to changes in interest rates at December 31, 1999.


                                                Term          Real estate
                                             real estate-     construction     Real estate
(Dollars in thousands)        Commercial      commercial        and land          other
------------------------------------------------------------------------------------------
Loans maturing in:
One year or less:
  Fixed rate                   $170,721         $ 21,651         $ 20,233         $  7,428
  Variable rate                 372,010           66,303          323,035           21,201

One to five years:
  Fixed rate                     57,240           22,048            1,352            1,344
  Variable rate                 132,511           66,955           47,424           26,910

After five years:
  Fixed rate                     25,304          207,831            3,722            7,337
  Variable rate                  52,613           99,288           21,560           28,468
                               -----------------------------------------------------------
     Total                     $810,399         $484,076         $417,326         $ 92,688
                               ===========================================================

Nonperforming and Classified Assets

     Management generally places loans on nonaccrual status when they become 90 days past due, unless they are well secured and in the process of collection. When a loan is placed on nonaccrual status, any interest previously accrued but not collected is generally reversed from income. Loans are charged off when management determines that collection has become unlikely. Restructured loans are those where the Banks have granted a concession on the interest paid or original repayment terms due to financial difficulties of the borrower. Other real estate owned ("OREO") consists of real property acquired through foreclosure on the related collateral underlying defaulted loans.

     The following table sets forth information regarding nonperforming assets at the dates indicated.


                                                                   As of December 31,
                                                   ------------------------------------------------
(Dollars in thousands)                                1999      1998      1997      1996     1995
---------------------------------------------------------------------------------------------------
Nonperforming loans
           Nonaccrual loans                         $ 4,418   $ 2,118   $ 4,026   $ 6,293   $ 5,316
           Accruing loans past due 90 days or more       51      --         158     1,698       954
           Restructured loans                           807       796     1,533     1,828     1,530
                                                   ------------------------------------------------
                 Total nonperforming loans            5,276     2,914     5,717     9,819     7,800
Other real estate owned                                 271       966     1,429     1,673     2,830
                                                   ------------------------------------------------
                 Total nonperforming assets         $ 5,547   $ 3,880   $ 7,146   $11,492   $10,630
                                                   ================================================

           Nonperforming assets to total loans
              and other real estate owned              0.29%     0.29%     0.73%     1.52%     1.94%
           Nonperforming assets to total assets        0.19%     0.19%     0.46%     0.98%     1.19%

     At December 31, 1999, the Company had $4.4 million in nonaccrual loans. Interest income foregone on nonperforming loans totaled $236,000, $126,000 and $584,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company records OREO at the lower of carrying value or fair value less estimated costs to sell. Estimated losses that result from the ongoing periodic valuation of these properties are charged to earnings through a provision for losses on foreclosed property in the period in which they are identified. At December 31, 1999, OREO acquired through foreclosure had a carrying value of $271,000 compared to $966,000 at December 31, 1998.

     The Company had $807,000 and $796,000 of restructured loans as of December 31, 1999 and 1998, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $45,000 and $16,000 for the years ended December 31, 1999 and 1998. Foregone interest income, which totaled $0 and $11,000 for the years ended December 31, 1999 and 1998, respectively, would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

     The Company has three classifications for problem loans: "substandard", "doubtful" and "loss". Substandard loans have one or more defined weakness and are characterized by the distinct possibility that the Banks will sustain some loss if the deficiencies are not corrected. Doubtful loans have the weaknesses of substandard loans with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable; and there is a high possibility of loss of some portion of the principal balance. A loan classified as "loss" is considered uncollectible and its continuance as an asset is not warranted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth the classified loans and other real estate owned at the dates indicated.

                                                                           As of December 31,
                                                           -------------------------------------------------
(Dollars in thousands)                                          1999             1998            1997
------------------------------------------------------------------------------------------------------------
Substandard                                                        $ 23,431        $ 13,608        $ 16,871
Doubtful                                                              1,850           1,188           1,894
Loss                                                                      -               -              49
Other real estate owned                                                 271             966           1,429
                                                                   ----------------------------------------
     Classified assets                                             $ 25,552        $ 15,762        $ 20,243
                                                                   ========================================
Classified to total loans and other real
   estate owned                                                       1.33%           1.19%           2.06%
Allowance for loan losses to total classified                       158.19%         164.70%          98.57%

     With the exception of these classified loans, management was not aware of any loans outstanding as of December 31, 1999 where the known credit problems of the borrower would cause management to have serious doubts as to the ability of such borrowers to comply with their present loan repayment terms and which would result in such loans being included in nonperforming or classified asset tables at some future date. Management cannot, however, predict the extent to which economic conditions in the Company's market areas may worsen or the full impact that such an environment may have on the Company's loan portfolio. Accordingly, there can be no assurance that other loans will not become 90 days or more past due, be placed on nonaccrual, become restructured loans, or other real estate owned in the future.

Allowance For Loan Losses

     The allowance for loan losses is established through a provision for loan losses based on management's evaluation of risk inherent in the Company's loan portfolio. The allowance is increased by provisions charged against current earnings and reduced by net charge-offs. Loans are charged off when they are deemed to be uncollectible; recoveries are generally recorded only when cash payments are received.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table sets forth information concerning the Company's allowance for loan losses at the dates and for the years indicated.


(Dollars in thousands)                                           1999           1998           1997           1996      1995
------------------------------------------------------------------------------------------------------------------------------------
Period end loans outstanding                               $ 1,928,017    $ 1,330,023    $   985,247    $   758,141    $   547,552
Average loans outstanding                                    1,609,973    $ 1,083,540    $   864,275    $   629,147        505,073
Allowance for loan losses:
Balance at beginning of period                             $    25,960    $    19,954    $    13,150    $     9,485    $     9,423
Charge-offs:
           Commercial                                           (2,359)        (1,572)        (1,688)          (728)        (1,191)
           Term Real Estate - Commercial                          --              (48)           (54)           (84)           (25)
                                                           -------------------------------------------------------------------------
                 Total Commercial                               (2,359)        (1,620)        (1,742)          (812)        (1,216)
           Real estate construction and land                      --               (7)          (243)          (127)          (410)
           Real estate other                                      --             --             --             --              (49)
           Consumer and other                                     (295)          (196)          (232)          (202)          (490)
                                                           -------------------------------------------------------------------------
                 Total charge-offs                              (2,654)        (1,823)        (2,217)        (1,141)        (2,165)
                                                           -------------------------------------------------------------------------

Recoveries:
           Commercial                                              909            441            113            390            659
           Term Real Estate - Commercial                          --               11              1             27           --
                                                           -------------------------------------------------------------------------
                  Total Commercial                                 909            452            114            417            659
           Real estate construction and land                      --             --             --              283              3
           Real estate other                                        56           --             --             --             --
           Consumer and other                                      341             35             15             96            169
                                                           -------------------------------------------------------------------------
                 Total recoveries                                1,306            487            129            796            831
                                                           -------------------------------------------------------------------------
            Net charge-offs                                     (1,348)        (1,336)        (2,088)          (345)        (1,334)
Provision charged to income (1)                                 15,809          7,342          8,892          4,010          1,396
                                                           -------------------------------------------------------------------------
Balance at end of period                                   $    40,421    $    25,960    $    19,954    $    13,150    $     9,485
                                                           =========================================================================

Net charge-offs to average loans outstanding
   during the period                                              0.08%          0.12%          0.24%          0.05%          0.26%
Allowance as a percentage of average loans outstanding            2.51%          2.40%          2.31%          2.09%          1.88%
Allowance as a percentage of period end loans outstanding         2.10%          1.96%          2.03%          1.74%          1.74%
Allowance as a percentage of non-performing loans                66.13%        890.87%        349.03%        133.92%        121.60%



(1)  Includes $2.7 million, $183,000, $1.4 million and $800,000 in 1999, 1998,
     1997 and 1996, respectively, to conform to the Companys' allowance methodology. These amounts are included in mergers and related nonrecurring costs.

     The Company employs a systematic methodology for determining its allowance for loan losses, which includes a monthly review process and monthly adjustment of the allowance. The Company's process includes a periodic loan by loan review for loans that are individually evaluated for impairment as well as detailed reviews of other loans (either individually or in pools). This includes an assessment of known problem loans, potential problem loans, and other loans that exhibit indicators of deterioration.

     The Company's methodology incorporates a variety of risk considerations, both quantitative and qualitative, in establishing an allowance for loan losses that management believes is appropriate at each reporting date. Quantitative factors include the Company's historical loss experience, delinquency and charge-off trends, collateral values, changes in non-performing loans, and other factors. Quantitative factors also incorporate known information about individual loans including borrowers' sensitivity to interest rate movements and borrowers' sensitivity to quantifiable external factors including commodity and finished goods prices as well as acts of nature (earthquakes, fires, etc.) that occur in a particular period.

     Qualitative factors include the general economic environment in the Company's marketplace, and in particular, the state of the technology industries based in the Silicon Valley and other key industries in the San Francisco Bay Area. Size and complexity of individual credits in relation to lending officers' background and experience levels, loan structure, extent and nature of waivers of existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the Company's methodology.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company's methodology is, and has been consistently followed. However, as the Company adds new products, increases in complexity, and expands its geographic coverage, the Company will enhance its methodology to keep pace with the size and complexity of the loan portfolio. In this regard, the Company has periodically engaged outside firms to independently assess the Company's methodology, and on an ongoing basis the Company engages outside firms to perform independent credit reviews of its loan portfolio. Management believes that the Company's systematic methodology continues to be appropriate given the Company's size and level of complexity.

     While this methodology utilizes historical and other objective information, the establishment of the allowance for loan losses and the classification of loans, is to some extent, based on the judgment and experience of management.
In general, management feels that the allowance for loan losses is adequate as of December 31, 1999. However, future changes in circumstances, economic conditions or other factors could cause management to increase or decrease the allowance for loan losses as necessary.

     The following table provides a summary of the allocation of the allowance for loan losses for specific loan categories at the dates indicated. The allocation presented should not be interpreted as an indication that charges to the allowance for loan losses will be incurred in these amounts or proportions, or that the portion of the allowance allocated to each loan category represents the total amounts available for charge-offs that may occur within these categories. The unallocated portion of the allowance for loan losses and the total allowance is applicable to the entire loan portfolio.

                                            ------------------------------------------------------------------------------------
                                                    1999                    1998                     1997                   1996
                                            ------------------------------------------------------------------------------------
                                                     % of Category              % of Category              % of Category
                                                       to Gross                   to Gross                   to Gross
(Dollars in thousands)                       Amount      Loans        Amount         Loans        Amount       Loans      Amount
--------------------------------------------------------------------------------------------------------------------------------
Commercial                                  $ 14,295     42.03%      $ 10,012         40.32%      $ 6,941      42.63%    $ 4,967
Term Real Estate - Commercial                  5,963      25.11         2,009         26.61         1,598      24.89       1,253
                                            ------------------------------------------------------------------------------------
       Total Commercial                       20,258      67.14        12,021         66.93         8,539      67.52       6,220
Real estate construction and land              3,764      21.65         2,855         19.93         1,667      17.19       1,976
Real estate term                                 712       4.81           411          5.58           327       5.25         414
Consumer and other                             3,097       6.41         1,943          7.56         1,133      10.03       1,358

                                            ------------------------------------------------------------------------------------
Total allocated                               27,831                   17,230                      11,666                  9,968
Unallocated                                   12,590                    8,730                       8,288                  3,182
                                            ------------------------------------------------------------------------------------
     Total                                  $ 40,421    100.00%      $ 25,960        100.00%     $ 19,954     100.00%   $ 13,150
                                            ========================================================================================


                                           ----------------------------------------------
                                           1996                      1995
                                           ----------------------------------------------
                                            % of Category                  % of Category
                                             to Gross                        to Gross
(Dollars in thousands)                         Loans          Amount           Loans
-----------------------------------------------------------------------------------------
Cmmercial                                     46.09%          $ 3,455          47.41%
Term Real Estate - Commercial                  23.96            1,271          25.24
                                            ---------------------------------------------
       Total Commercial                        70.05            4,728          72.65
Real estate construction and land              16.38            1,231          12.91
Real estate term                                4.94              332           5.34
Consumer and other                              8.63              987           9.09
                                           ----------------------------------------------
Total allocated                                                 7,276
Unallocated                                                     2,209
                                            ---------------------------------------------
     Total                                    100.00%         $ 9,485         100.00%
                                            =============================================

     At December 31, 1999, the allowance for loan losses was $40.4 million, consisting of a $27.8 million allocated allowance and a $12.6 million unallocated allowance. The unallocated allowance recognizes the model and estimation risk associated with the allocated allowances, and management's evaluation of various conditions, the effects of which are not directly measured in determining the allocated allowance. The evaluation of the inherent loss regarding these conditions involves a higher degree of uncertainty because they are not identified with specific problem credits or portfolio segments. The conditions evaluated in connection with the unallocated allowance include the following at the balance sheet date:

 . The strength and duration of the current business cycle and existing general economic and business conditions affecting our key lending areas; economic and business conditions affecting our key lending portfolios;

 . Seasoning of the loan portfolio, growth in loan volumes and changes in loan terms; and

 . The results of bank regulatory examinations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Investment Securities

     The Company's investment portfolio is managed to meet the Company's liquidity needs through proceeds from scheduled maturities and is utilized for pledging requirements for deposits of state and political subdivisions and securities sold under repurchase agreements. The portfolio is comprised of U.S. Treasury securities, U.S. government agency securities, mortgage-backed securities, obligations of states and political subdivisions and a modest amount of equity securities, including Federal Reserve Bank stock and Federal Home Loan Bank stock. The Company does not include Federal Funds sold and certain other short-term securities as investment securities. These other investments are included in cash and cash equivalents. Investment securities classified as available for sale are recorded at fair value, while investment securities classified as held to maturity are recorded at cost. Unrealized gains or losses, net of the deferred tax effect, are reported as increases or decreases in shareholders' equity for available for sale securities.

     The amortized cost and estimated fair value of investment securities at December 31, 1999 and 1998 is as follows:

                                                                               Gross             Gross
As of December 31, 1999                                     Amortized        Unrealized        Unrealized        Fair
(Dollars in thousands)                                         Cost             Gains            Losses         Value
-----------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                $ 11,675          $     -        $     (90)      $  11,585
   U.S. agency notes                                          28,848                6             (886)         27,969
   Mortgage-backed securities                                168,733                1           (4,946)        163,787
   Tax-exempt securities                                      40,622               53           (2,413)         38,263
   Corporate securities                                      101,469                -          (10,940)         90,529
                                                            ----------------------------------------------------------
      Total securities available for sale                    351,347               60          (19,275)        332,133
                                                            ----------------------------------------------------------
HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                     500                -                -             500
   U.S. agency notes                                          29,482                -             (667)         28,815
   Mortgage-backed securities                                 59,524               28           (2,018)         57,534
   Tax-exempt securities                                      52,219              123           (2,710)         49,632
                                                           -----------------------------------------------------------
      Total securities held to maturity                      141,725              151           (5,395)        136,481
                                                           -----------------------------------------------------------
Other securities                                              13,168            8,143                -          21,311
                                                           -----------------------------------------------------------
            Total investment securities                    $ 506,240          $ 8,354        $ (24,670)      $ 489,925
                                                           ===========================================================


                                                                               Gross            Gross
As of December 31, 1998                                    Amortized         Unrealized       Unrealized        Fair
(Dollars in thousands)                                        Cost             Gains            Losses          Value
-----------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                               $  17,573          $    55           $    -        $ 17,628
   U.S. agency notes                                          37,213               47               (8)         37,252
   Mortgage-backed securities                                164,578            1,081              (81)        165,578
   Tax-exempt securities                                      38,124              664                -          38,788
   Corporate securities                                       55,168               60             (604)         54,624
                                                           -----------------------------------------------------------
      Total securities available for sale                    312,656            1,907             (693)        313,870
                                                           -----------------------------------------------------------
HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                   1,764                2               (2)          1,764
   U.S. agency notes                                          28,495               22              (58)         28,459
   Mortgage-backed securities                                 37,967              174             (207)         37,934
   Tax-exempt securities                                      33,882            1,004              (15)         34,871
                                                           -----------------------------------------------------------
      Total securities held to maturity                      102,108            1,202             (282)        103,028
                                                           -----------------------------------------------------------
Other securities                                               6,587                -                -           6,587
                                                           -----------------------------------------------------------
            Total investment securities                    $ 421,351          $ 3,109           $ (975)      $ 423,485
                                                           ===========================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The declines in fair value of the Company's investment portfolio are a result of the increase in overall interest rates which occurred throughout 1999.

     The maturities of investment securities at December 31, 1999 and 1998 is as follows. Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.

                                                           2001       2005
                                                          Through   Through     2010 and
(Dollars in thousands)                         2000        2004       2009     Thereafter     Total
----------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                $  5,125    $  6,550    $   --      $   --      $ 11,675
   U.S. agency notes (1)                       1,254      17,812       9,782        --        28,848
   Mortgage-backed securities (2)              1,023       6,882       5,734     155,094     168,733
   Tax-exempt securities                         891       7,243       5,114      27,374      40,622
   Corporate securities                          996        --          --       100,473     101,469
                                            --------    --------    --------    --------    --------
      Total securities available for sale      9,289      38,487      20,630     282,941     351,347
                                            --------    --------    --------    --------    --------
   Fair value                               $  9,238    $ 38,580    $ 19,888    $264,427    $332,133
                                            --------    --------    --------    --------    --------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                     500        --          --          --           500
   U.S. agency notes (1)                       2,000      23,993       3,490        --        29,483
   Mortgage-backed securities (2)                 75       2,082       9,082      48,285      59,524
   Tax-exempt securities                         996       3,130      11,670      36,423      52,217
                                            --------    --------    --------    --------    --------
      Total securities held to maturity        3,571      29,205      24,242      84,707     141,725
                                            --------    --------    --------    --------    --------
   Fair value                                  3,564      28,616      24,024      80,277     136,481
                                            --------    --------    --------    --------    --------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities              $ 12,860    $ 67,692    $ 44,872    $367,648    $493,072
                                            --------    --------    --------    --------    --------
   Total fair value                         $ 12,802    $ 67,196    $ 43,912    $344,704    $468,614
                                            --------    --------    --------    --------    --------
   Weighted average yield-total portfolio       5.55%       5.98%       6.71%       7.35%       7.05%

(1) Certain notes issued by U.S. Agencies may be called, without penalty, at the discretion of the issuer. This may cause the actual maturities to differ significantly from the contractual maturity dates.
(2) Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.


     For additional information concerning the investments portfolio, see Note 3 of Notes to Consolidated Financial Statements.

Deposits

     The Company emphasizes developing total client relationships with its customers in order to increase its core deposit base. Deposits reached
$2.5 billion at December 31, 1999, an increase of 42.5% compared to deposits of $1.8 billion at December 31, 1998. In 1998, deposits increased 28.5% from $1.4 billion at December 31, 1997. The increase in deposits was primarily due to the continued marketing efforts directed at commercial business clients in the Company's market areas, coupled with an increase in deposits related to the new business development activities of the Greater Bay Trust Company and the Venture Banking Group.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     PBC held deposits from a single customer (the "Special Deposit") of $111.1 million and $89.6 million at December 31, 1999 and 1998, respectively. The Special Deposit represents the proposed settlement of a class action lawsuit not involving the Company. Due to the uncertainty of the time the Special Deposit will remain with PBC, management has invested a significant portion of the proceeds from this deposit in agency securities with maturities of less than 90 days. As previously discussed, the interest rate spread on the Special Deposit was approximately 3.10% and 2.25% for December 31, 1999 and 1998, which resulted in a decrease in overall interest rate spreads.

     The Company's noninterest-bearing demand deposit accounts increased 35.5% to $514.5 million at December 31, 1999, compared to $379.7 million a year earlier.

     Money market deposit accounts ("MMDA"), negotiable order of withdrawal accounts ("NOW") and savings accounts reached $1.5 billion at year-end 1999, an increase of 42.1% from $1.0 billion at December 31, 1998. MMDA, NOW and savings accounts were 58.4% of total deposits at December 31, 1999, as compared to 58.6% at December 31, 1998.

     Time certificates of deposit totaled $528.4 million, or 21.1% of total deposits, at December 31, 1999, compared to $348.8 million, or 19.8% of total deposits, at December 31, 1998. Note 7 of the Notes to the Consolidated Financial Statements presents the maturity distribution of time certificates of deposits at December 31, 1999.

     As of December 31, 1999, the Company had $19.3 million in brokered deposits outstanding. There were no such deposits as of December 31, 1998.

     For additional information concerning deposits, see Note 7 of Notes to Consolidated Financial Statements.

Other Borrowings

     At December 31, 1999 other borrowings consisted of Federal Funds purchased and securities sold under agreements to repurchase, Federal Home Loan Bank advances, and advances under credit lines. Note 9 of the Notes to the Consolidated Financial Statements provides the amounts outstanding, the short and long term classification, other borrowings outstanding during the year and the general terms of these borrowings .

Liquidity and Cash Flow

     The objective of liquidity management is to maintain each Bank's ability to meet the day-to-day cash flow requirements of its clients who either wish to withdraw funds or require funds to meet their credit needs. The Company must manage its liquidity position to allow the Banks to meet the needs of their clients while maintaining an appropriate balance between assets and liabilities to meet the return on investment expectations of its shareholders. The Company monitors the sources and uses of funds on a daily basis to maintain an acceptable liquidity position. In addition to liquidity from core deposits and repayments and maturities of loans and investments, the Banks utilize brokered deposit lines, sells securities under agreements to repurchase and borrows overnight Federal Funds.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Greater Bay is a company separate and apart from the Banks. It must provide for its own liquidity. Substantially all of Greater Bay's revenues are obtained from management fees, interest received on its investments and dividends declared and paid by the Banks. There are statutory and regulatory provisions that could limit the ability of the Banks to pay dividends to Greater Bay. At December 31, 1999, the Banks had approximately $51.1 million in the aggregate available to be paid as dividends to Greater Bay. Management of Greater Bay believes that such restrictions will not have an impact on the ability of Greater Bay to meet its ongoing cash obligations. As of December 31, 1999, Greater Bay did not have any material commitments for capital expenditures.

     Net cash provided by operating activities, consisting primarily of net income, totaled $44.9 million for 1999, $23.8 million for 1998 and $22.6 million for 1997. Cash used for investing activities totaled $695.8 million in 1999, $521.3 million in 1998 and $329.9 million in 1997. The funds used for investing activities primarily represent increases in loans and investment securities for each year reported.

     For the year ended December 31, 1999, net cash provided by financing activities was $750.1 million, compared to $459.8 million in 1998 and $363.2 million in 1997. Historically, the primary financing activity of the Company has been through deposits. In 1999, 1998 and 1997, deposit gathering activities generated cash of $748.1 million, $383.7 million and $326.8 million, respectively. This represents a total of 99.7%, 83.44% and 90.0% of the financing cash flows for 1999, 1998 and 1997, respectively. The 1999 increase in financing activities other than deposits are a result of proceeds from the sale of stock of $25.4 million, the Company entering into $70.0 million in long-term low cost repurchase agreements in 1998, and the issuance of TPS of $30.0 million and $20.0 million in 1998 and 1997, respectively, which were issued principally to provide capital to the Company (see Capital Resources - below).

Capital Resources

     Shareholders' equity at December 31, 1999 increased to $173.6 million from $128.8 million at December 31, 1998 and from $107.6 million at December 31, 1997. Greater Bay paid dividends of $0.48, $0.38 and $0.30 per share in December 31, 1999, 1998 and 1997, respectively, excluding dividends paid by subsidiaries prior to the completion of their mergers.

     In 1999 the Company issued 535,000 shares of common stock in a private placement. The proceeds from the offering were $19.0 million, net of issuance costs. Greater Bay intends to use the net proceeds from the offering for general corporate purposes.

     In 1997, the Company issued $20.0 million in TPS to enhance its regulatory capital base, while also providing added liquidity. In 1998, the Company completed a second offering of TPS in an aggregate amount of $30.0 million. Under applicable regulatory guidelines, the TPS qualifies as Tier I capital up to a maximum of 25% of Tier I capital. Any additional portion of TPS would qualify as Tier 2 capital. As of December 31, 1999, all outstanding TPS qualified as Tier I capital. As the Company's shareholders' equity increases, the amount of Tier I capital that can be comprised of TPS will increase.

     The Company is committed to remaining well-capitalized as defined by regulatory guidelines. If deposit and loan growth continues at current levels, it is anticipated the Company will need to raise additional capital to remain well-capitalized in 2000. The Company is evaluating an additional issuance of TPS as well as other alternatives to meet this anticipated increase in required capital. We anticipate that we will be able to leverage any further issuance of TPS and therefore we do not anticipate that the raising of additional TPS would be dilutive to future net income per share. However, the impact of raising any additional capital on net income per share will depend on the type of capital raised, the terms of the capital, the time period required to invest the capital funds into earning-assets and the type of assets funded.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     A banking organization's total qualifying capital includes two components: core capital (Tier 1 capital) and supplementary capital (Tier 2 capital). Core capital, which must comprise at least half of total capital, includes common shareholders' equity, qualifying perpetual preferred stock, trust preferred securities and minority interests, less goodwill. Supplementary capital includes the allowance for loan losses (subject to certain limitations), other perpetual preferred stock, trust preferred securities, certain other capital instruments and term subordinated debt. The Company's major capital components are shareholders' equity and TPS in core capital, and the allowance for loan losses and subordinated debt in supplementary capital.

     At December 31, 1999, the minimum risk-based capital requirements to be considered adequately capitalized were 4.0% for core capital and 8.0% for total capital. Federal banking regulators have also adopted leverage capital guidelines to supplement risk-based measures. The leverage ratio is determined by dividing Tier 1 capital as defined under the risk-based guidelines by average total assets (not risk-adjusted) for the preceding quarter. The minimum leverage ratio is 3.0%, although certain banking organizations are expected to exceed that amount by 1.0% or more, depending on their circumstances.

     Pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991, the Federal Reserve, the OCC and the FDIC have adopted regulations setting forth a five-tier system for measuring the capital adequacy of the financial institutions they supervise. The capital levels of the Company at December 31, 1999 and the two highest levels recognized under these regulations are as follows:

                                               Tier 1           Total
                               Leverage      Risk-Based       Risk-Based
                                 Ratio      Capital Ratio    Capital Ratio
--------------------------------------------------------------------------

Company                          7.85%          9.14%             10.55%
Well-capitalized                 5.00%          6.00%             10.00%
Adequately
   capitalized                   4.00%          4.00%              8.00%

     The Company's leverage ratio was 7.85% at December 31, 1999, compared to 7.93% at December 31, 1998. At December 31, 1999, the Company's risk-based capital ratios were 9.14% for Tier 1 risk-based capital and 10.55% for total risk-based capital, compared to 9.85% and 11.99%, respectively, as of December 31, 1998.

     In addition, at December 31, 1999, each of the Banks, with the exception of MDNB, had levels of capital that exceeded the well-capitalized guidelines. For additional information on the capital levels and capital ratios of the Company and each of the Banks, see Note 17 of Notes to Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Quantitative and Qualitative Disclosures about Market Risk

     The Company's financial performance is impacted by, among other factors, interest rate risk and credit risk. The Company utilizes no derivatives to mitigate its credit risk, relying instead on loan review and its allowance for loan losses see "--Allowance for Loan Losses" herein.

     Interest rate risk is the risk of loss in value due to changes in interest rates. This risk is addressed by the Company's Asset Liability Management Committee, or ALCO which includes senior management representatives. The ALCO monitors and considers methods of managing interest rate risk by monitoring changes in net portfolio values and net interest income under various interest rate scenarios. The ALCO attempts to manage the various components of the Company's balance sheet to minimize the impact of sudden and sustained changes in interest rates on net portfolio value and net interest income.

     The Company's exposure to interest rate risk is reviewed on at least a quarterly basis by the Board of Directors and the ALCO. Interest rate risk exposure is measured using interest rate sensitivity analysis to determine the Company's change in net portfolio value in the event of hypothetical changes in interest rates and interest liabilities. If potential changes to net portfolio value and net interest income resulting from hypothetical interest rate swings are not within the limits established by the Board, the Board may direct management to adjust its asset and liability mix to bring interest rate risk within Board-approved limits.

     In order to reduce the exposure to interest rate fluctuations, the Company has developed strategies to manage its liquidity, lengthen the effective maturities of certain interest-earning assets, and shorten the effective maturities of certain interest-bearing liabilities. The Company has focused its investment activities on securities with generally medium-term (8 years to 12 years) maturities or average lives. The Company has utilized short-term borrowings and deposit marketing programs to adjust the term to repricing of its liabilities. In addition, the Company has utilized an interest rate swap to manage the interest rate risk of the TPS II securities. This interest rate swap is not an "ineffective hedge" and is accounted for under Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

     Interest rate sensitivity analysis is used to measure the Company's interest rate risk by computing estimated changes in net portfolio value of its cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market rate sensitive instruments in the event of sudden and sustained increases and decreases in market interest rates of 100 basis points. The following table presents the Company's projected change in net portfolio value for these rate shock levels as of December 31, 1999. All market rate sensitive instruments presented in this table are classified as either held to maturity or available for sale. The Company has no trading securities.

Change in                                                  Projected Change
Interest Rates                     Net Portfolio   ---------------------------
(Dollars in thousands) (1)            Value          Dollars         Percentage
--------------------------------------------------------------------------------
100 basis point rise               $ 365,830         $ 7,770            2.2%
Base scenario                        358,020               -            0.0%
100 basis point decline              350,469          (7,591)          -2.1%

(1) Evaluation excludes MDNB. See further discussion below.


     The preceding table indicates that at December 31, 1999, in the event of a sudden and sustained decrease in prevailing market interest rates, the Company's net portfolio value would be expected to decrease. However, the foregoing analysis does not attribute additional value to the Company's noninterest-bearing deposit balances, which have a significantly higher market value during periods of increasing interest rates.

     Net portfolio value is calculated based on the net present value of estimated cash flows utilizing market prepayment assumptions and market rates of interest provided by independent broker quotations and other public sources.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Computation of forecasted effects of hypothetical interest rate changes is based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposits decay, and should not be relied upon as indicative of actual future results. Further, the computations do not contemplate any actions the ALCO could undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the method of analysis presented in the computation of net portfolio value. Actual values may differ from those projections presented should market conditions vary from assumptions used in the calculation of the net portfolio value. Certain assets, such as adjustable-rate loans, which represent one of the Company's loan products, have features which restrict changes in interest rate on a short-term basis and over the life of the assets. In addition, the proportion of adjustable-rate loans in the Company's portfolio could decrease in future periods if market interest rates remain at or decrease below current levels due to refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the net portfolio value. Finally, the ability of many borrowers to repay their adjustable-rate mortgage loans may decrease in the event of significant interest rate increases.

Interest Rate Risk Management

     Interest rate risk management is a function of the repricing characteristics of the Company's portfolio of assets and liabilities. Interest rate risk management focuses on the maturity structure of assets and liabilities and their repricing characteristics during periods of changes in market interest rates. Effective interest rate risk management seeks to ensure that both assets and liabilities respond to changes in interest rates within an acceptable time frame, thereby minimizing the effect of interest rate movements on net interest income. Interest rate sensitivity is measured as the difference between the volumes of assets and liabilities in the Company's current portfolio that are subject to repricing at various time horizons: one day or immediate, two days to six months, seven to twelve months, one to three years, four to five years, over five years and on a cumulative basis. The differences are known as interest sensitivity gaps.

     The following table shows interest sensitivity gaps for different intervals as of December 31, 1999:



                                  Immediate     2 Days To      7 Months to     1 Year          4 Years
(Dollars in thousands)           or One Day     6 Months        12 Months     to 3 Years      to 5 Years
----------------------------------------------------------------------------------------------------------
Assets
Cash and due from banks        $    10,394    $      --      $      --      $      --      $      --
Short term investments             191,700           --             --             --             --
Investment securities                 --           72,696         27,049        110,162         56,115
Other securities                      --             --             --             --             --
Loans                            1,029,335        511,099         39,254        130,450         91,958
Loan losses/unearned fees             --             --             --             --             --
Other assets                          --             --             --             --             --
                               ---------------------------------------------------------------------------
  Total assets                 $ 1,231,429    $   583,795    $    66,303    $   240,612    $   148,073
                               ---------------------------------------------------------------------------

Liabilities and Equity
Deposits                       $ 1,484,692    $   418,793    $    78,037    $     9,618    $       734
Other borrowings                      --           47,100           --             --           22,000
Subordinated debt                     --             --             --             --             --
Trust preferred securities            --             --             --             --             --
Other liabilities                     --             --             --             --             --
Shareholders' equity                  --             --             --             --             --
                               ---------------------------------------------------------------------------
Total liabilities and equity   $ 1,484,692    $   465,893    $    78,037    $     9,618    $    22,734
                               ---------------------------------------------------------------------------
Gap                            $  (253,263)   $   117,902    $   (11,734)   $   230,994    $   125,339
Cumulative Gap                 $  (253,263)   $  (135,361)   $  (147,095)   $    83,899    $   209,238
Cumulative Gap/total assets         -8.90%         -4.76%         -5.17%           2.95%          7.35%

                                 More than     Total Rate       Non-Rate
(Dollars in thousands)           5 Years       Sensitive       Sensitive        Total
-----------------------------------------------------------------------------------------
Assets
Cash and due from banks       $      --      $    10,394    $   106,797    $   117,191
Short term investments                --          191,700           --          191,700
Investment securities              238,113        504,135           --          504,135
Other securities                      --             --           20,540         20,540
Loans                              125,763      1,927,859           --        1,927,859
Loan losses/unearned fees             --             --          (47,102)       (47,102)
Other assets                          --             --          131,765        131,765
                               --------------------------------------------------------
  Total assets                 $   363,876    $ 2,634,088    $   212,000    $ 2,846,088
                               --------------------------------------------------------
Liabilities and Equity
Deposits                       $        30    $ 1,991,904    $   514,482    $ 2,506,386
Other borrowings                      --           69,100           --           69,100
Subordinated debt                     --             --             --             --
Trust preferred securities
Other liabilities                   50,000         50,000           --           50,000
Shareholders' equity                  --             --           47,007         47,007
                                      --             --          173,595        173,595
                               --------------------------------------------------------
Total liabilities and equity   $    50,030    $ 2,111,004    $   735,084    $ 2,846,088
                               --------------------------------------------------------
Gap                            $   313,846    $   523,084    $  (523,084)          --
Cumulative Gap                 $   523,084    $   523,084    $      --             --
Cumulative Gap/total assets          18.38%         18.38%          --             --

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The foregoing table indicates that the Company had a one year gap of $(147.1) million, or (5.17%) of total assets, at December 31, 1999. In theory, this would indicate that at December 31, 1999, $147.1 million more in liabilities than assets would reprice if there were a change in interest rates over the next 365 days. Thus, if interest rates were to increase, the gap would tend to result in a lower net interest margin. However, changes in the mix of earning assets or supporting liabilities can either increase or decrease the net interest margin without affecting interest rate sensitivity. In addition, the interest rate spread between an asset and its supporting liability can vary significantly while the timing of repricing of both the asset and its supporting liability can remain the same, thus impacting net interest income. This characteristic is referred to as a basis risk and, generally, relates to the repricing characteristics of short-term funding sources such as certificates of deposit.

     The impact of fluctuations in interest rates on the Company's projected next twelve month net interest income and net income has been evaluated through an interest rate shock simulation modeling analysis that includes various assumptions regarding the repricing relationship of assets and liabilities, as well as the anticipated changes in loan and deposit volumes over differing rate environments. As of December 31, 1999, the analysis indicates that the Company's net interest income would increase a maximum of 14.1% (excluding MDNB) if rates rose 200 basis points immediately and would decrease a maximum of 13.6%, (excluding MDNB) if rates declined 200 basis points immediately. In addition, the results indicate that notwithstanding the Company's gap position, which would indicate that the net interest margin increases when rates rise, the Company's net interest margin increases during rising rate periods due to the basis risk imbedded in the Company's interest- bearing liabilities.

     In addition, while this analysis indicates the probable impact of interest rate movements on the Company's net interest income, it does not take into consideration other factors that would impact this analysis. These factors would include management's and ALCO's actions to mitigate the impact to the Company and the impact of the Company's credit risk profile during periods of significant interest rate movements.

     Varying interest rate environments can create unexpected changes in prepayment levels of assets and liabilities which are not reflected in the interest sensitivity analysis table. These prepayments may have significant effects on the Company's net interest margin. Because of these factors and others, an interest sensitivity gap report may not provide a complete assessment of the Company's exposure to changes in interest rates.

     The above quantified evaluations exclude the impact of MDNB because that institution had not been converted to risk management system as to net portfolio value and interest rate stock simulation analysis at December 31, 1999. The Company has performed a preliminary analysis of MDNB's risk profile and has determined that MDNB's exposure to interest rate risk is equal to or lower than that of the Company as a whole.

Year 2000 State of Readiness

     The Company's mission critical systems successfully responded to the century date change. Accordingly, the Company's core banking systems, including the application software for its deposit, loan and trust computer systems, as well as the electronic funds transfers system with the Federal Reserve, were fully operational and accurately processing customer information and transactions. The Company will continue to monitor its systems and those of its major vendors, suppliers and clients over the coming months.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

Recent Events

     On January 31, 2000, Mt. Diablo Bancshares ("MD Bancshares"), the former holding company of Mt. Diablo National Bank ("MDNB"), merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of MD Bancshares were converted into an aggregate of 1,395,499 shares of Greater Bay's stock. The stock was issued to MD Bancshares' shareholders in a tax-free
exchange.   The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with MD Bancshares on a pooling-of-interests basis. As of December 31, 1999, MD Bancshares had $220.5 million in assets, $205.5 million in deposits and $12.8 million in shareholders' equity. MDNB has offices located in Danville, Pleasanton and Lafayette, California.

     On December 14, 1999, Greater Bay and Coast Bancorp, the holding company of Coast Commercial Bank ("CCB"), a California state chartered bank, signed a definitive agreement for a merger between the two companies. The agreement provides for Coast Bancorp shareholders to receive approximately 3,105,000 shares of Greater Bay stock, subject to certain adjustments based on movements in Greater Bay's stock price, in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the second quarter of 2000, subject to regulatory and shareholder approvals. As of December 31, 1999, Coast Bancorp had $370.0 million in assets, $300.6 million in deposits and $33.0 million in shareholders' equity. CCB's offices are located in Aptos, Capitola, Santa Cruz, Scotts Valley and Watsonville, California.

     On January 26, 2000, the Company, Bank of Santa Clara ("BSC") and GBB Merger Corp. signed a definitive agreement for a merger between BSC and GBB Merger Corp., as a result of which BSC will become a wholly owned subsidiary of Greater Bay. The agreement provides for BSC shareholders to receive approximately 2,017,000 shares of Greater Bay stock subject to certain adjustments based on movements in Greater Bay's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the second quarter of 2000 subject to regulatory and shareholder approvals. As of December 31, 1999 BSC had $326.9 million in assets, $293.7 million in deposits and $31.4 million in shareholders equity. BSC has offices in Milpitas, San Jose, Santa Clara and Sunnyvale, California.

     Assuming the acquisitions of MD Bancshares, Coast Bancorp and BSC had been completed at December 31, 1999, Greater Bay would have had proforma assets of $3.5 billion, deposits of $3.1 billion and $238.0 million of shareholders' equity on a pooled basis.

Recent Accounting Developments

     In April 1999, the Financial Accounting Standards Board ("FASB") reached tentative conclusions on the future of the pooling-of-interests method of accounting for business combinations. These tentative decisions include the decision that the pooling-of-interests method of accounting will no longer be an acceptable method to account for business combinations between independent parties and that there should be a single method of accounting for all business combinations, and that method is the purchase method. The FASB agreed that the purchase method should be applied prospectively to business combination transactions that are initiated after the final standard is issued. The FASB has issued an exposure draft during the third quarter of 1999 and expects a final standard will be issued and become effective in the fourth quarter of 2000. A portion of the Company's business strategy is to pursue acquisition opportunities so as to expand its market presence and maintain growth levels. A change in the accounting for business combinations could have a negative impact on the Company's ability to realize those business strategies.


GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                                                                                                        As of December 31,
                                                                                              ----------------------------------
(Dollars in thousands)                                                                              1999*                 1998*
--------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                                       $   107,591               $ 89,759
Federal funds sold                                                                                200,550                 71,200
Other short term securities                                                                        30,257                 78,326
                                                                                              ----------------------------------
       Cash and cash equivalents                                                                  338,398                239,285
Investment securities:
    Available for sale, at fair value                                                             332,133                313,870
    Held to maturity, at amortized cost (fair value 1999: $136,481
      1998: $103,028)                                                                             141,725                102,108
    Other securities                                                                               21,311                  6,587
                                                                                              ----------------------------------
       Investment securities                                                                      495,169                422,565
Total loans:
    Commercial                                                                                    810,399                536,204
    Term real estate - commercial                                                                 484,076                353,929
                                                                                              ----------------------------------
       Total commercial                                                                         1,294,475                890,133
    Real estate construction and land                                                             417,326                265,026
    Real estate other                                                                              92,688                 74,265
    Consumer and other                                                                            123,528                100,599
    Deferred loan fees and discounts                                                               (6,840)                (4,640)
                                                                                              ----------------------------------
       Total loans, net of deferred fees                                                        1,921,177              1,325,383
    Allowance for loan losses                                                                     (40,421)               (25,960)
                                                                                              ----------------------------------
       Total loans, net                                                                         1,880,756              1,299,423
Property, premises and equipment                                                                   23,878                 18,174
Interest receivable and other assets                                                              107,887                 69,770
                                                                                              ----------------------------------
                Total assets                                                                  $ 2,846,088            $ 2,049,217
                                                                                              ==================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Total deposits                                                                                $ 2,506,386            $ 1,758,307
Other borrowings                                                                                   69,100                 83,429
Subordinated debt                                                                                       -                  3,000
Other liabilities                                                                                  47,007                 25,655
                                                                                         ----------------------------------------
              Total liabilities                                                                 2,622,493              1,870,391
                                                                                         ----------------------------------------

Company obligated mandatorily redeemable cumulative trust preferred
  securities of subsidiary trusts holding solely junior subordinated debentures                    50,000                 50,000

Commitments and contingencies

SHAREHOLDERS' EQUITY
    Preferred stock, no par value: 4,000,000 shares authorized;
      none issued                                                                                       -                      -
    Common stock, no par value: 24,000,000 shares authorized;
      13,964,065 and 12,900,934 shares issued and outstanding as of
      December 31, 1999 and 1998, respectively                                                    100,690                 75,303
    Accumulated other comprehensive (loss)                                                         (5,036)                    32
    Retained earnings                                                                              77,941                 53,491
                                                                                         ----------------------------------------
              Total shareholders' equity                                                          173,595                128,826
                                                                                         ----------------------------------------
                Total liabilities and shareholders' equity                                    $ 2,846,088            $ 2,049,217
                                                                                         ========================================

*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.


See notes to supplemental consolidated financial statements.


GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  Years Ended December 31,
                                                                                          -------------------------------------
(Dollars in thousands, except per share amounts)                                            1999*          1998*          1997*
-------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                                         $ 149,883     $ 111,361      $ 91,138
Interest on investment securities:
    Taxable                                                                                  23,789        20,185        10,670
    Tax - exempt                                                                              3,886         2,555         1,358
                                                                                          -------------------------------------
          Total interest on investment securities                                            27,675        22,740        12,028
Other interest income                                                                        12,740        11,805        10,292
                                                                                          -------------------------------------
    Total interest income                                                                   190,298       145,906       113,458

INTEREST EXPENSE
Interest on deposits                                                                         68,049        50,563        38,981
Interest on long term borrowings                                                              7,714         6,752         2,165
Interest on other borrowings                                                                    794         1,503         1,379
                                                                                          -------------------------------------
          Total interest expense                                                             76,557        58,818        42,525
                                                                                          -------------------------------------
             Net interest income                                                            113,741        87,088        70,933
Provision for loan losses                                                                    13,064         7,159         7,541
                                                                                          -------------------------------------
             Net interest income after provision for loan losses                            100,677        79,929        63,392
                                                                                          -------------------------------------
OTHER INCOME
Trust fees                                                                                    2,990         2,473         2,049
Loan and international banking fees                                                           2,833         1,303         1,404
Service charges and other fees                                                                3,079         2,338         2,312
ATM network revenue                                                                           2,110         1,966         2,057
Gain on sale of SBA loans                                                                     1,010         1,125           940
Gain (loss) on investments, net                                                                 (19)          374            (8)
Warrant income, net                                                                          14,508           945         1,162
Other income                                                                                  6,795           846           461
                                                                                          -------------------------------------
    Total                                                                                    33,306        11,370        10,377
                                                                                          -------------------------------------
OPERATING EXPENSES
Compensation and benefits                                                                    38,070        31,022        27,187
Occupancy and equipment                                                                      12,203         8,600         7,283
Contribution to the GBB Foundation and related expenses, net                                 12,160         1,341             -
Merger and other related nonrecurring costs                                                  10,331         2,661         3,333
Recovery of legal settlement                                                                      -             -        (1,700)
Other expenses                                                                               16,779        15,442        13,720
                                                                                          -------------------------------------
      Total operating expenses                                                               89,543        59,066        49,823
                                                                                          -------------------------------------
             Net income before provision for income taxes and
                extraordinary items                                                          44,440        32,233        23,946
Provision for income taxes                                                                   13,814        10,679         8,747
                                                                                          -------------------------------------
             Net income before extraordinary items                                           30,626        21,554        15,199
Extraordinary items                                                                             (88)            -             -
                                                                                           ------------------------------------
             Net income                                                                    $ 30,538      $ 21,554      $ 15,199
                                                                                           ====================================
Net income per share - basic**                                                             $   2.29      $   1.65      $   1.24
                                                                                           ====================================
Net income per share - diluted**                                                           $   2.15      $   1.53      $   1.17
                                                                                           ====================================

*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.
**Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998.

See notes to supplemental consolidated financial statements.


GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                                                  Years Ended December 31,
                                                                                     -----------------------------------------------
(Dollars in thousands)                                                                  1999*            1998*               1997*
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $ 30,538         $ 21,554             $ 15,199
                                                                                     -----------------------------------------------

Other comprehensive income:
      Unrealized gains on securities:
             Unrealized holding gains (losses) arising during period (net of taxes of $(11,348), $194, and $247 for the years ended December 31,
                  1999, 1998 and 1997, respectively)                                  (15,653)             272                  327
             Less: reclassification adjustment for gains (losses) included in net income (net of taxes of $6,085, $154  and $(3) for the years ended December 31, 1999, 1998  and 1997,
                  respectively)                                                         8,404              220                   (5)
                                                                                     -----------------------------------------------

      Net change                                                                       (7,249)             492                  322

      Cash flow hedge:
             Cumulative transition effect of adopting SFAS No. 133
                  (net of taxes of $(744)) as of October 1, 1998                          -             (1,063)                 -
             Change in market value of hedge during the period
                  (net of taxes of $1,092 and $294 for the year ended December 31,
                  1999 and 1998, respectively)                                          2,325              418                  -
             Less: reclassification adjustment for swap settlements
                  in net income (net of taxes of $(60) and $(23) for the year ended
                  December 31, 1999 and 1998, respectively)                              (144)             (32)                 -
                                                                                     -----------------------------------------------
      Net change                                                                        2,181             (677)                 -

            Other comprehensive income (loss)                                          (5,068)            (185)                 322
                                                                                     -----------------------------------------------
                 Comprehensive income                                                $ 25,470         $ 21,369             $ 15,521
                                                                                     ===============================================


*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to supplemental consolidated financial statements.



GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                            Common Stock          Accumulated Other
For the years ended December 31, 1999, 1998 and 1997              -----------------------------     Comprehensive      Retained
(Dollars in thousands, except per share amounts)                       Shares**         Amount      Income (Loss)      Earnings
---------------------------------------------------------------------------------------------------------------------------------
Greater Bay Bancorp, prior to pooling                                6,477,774       $  34,884        $     71        $  9,727
Shares issued to Peninsula Bank of Commerce
  shareholders                                                       1,295,216           7,141            --              --
Peninsula Bank of Commerce retained earnings prior to
  pooling                                                                 --              --               (53)          6,186
Shares issued to Pacific Rim Bancorporation
  shareholders                                                         950,748           8,000            --              --
Pacific Rim Bancorporation retained earnings prior to
  pooling                                                                 --              --              (108)            879
Shares issued to Pacific Business Funding Corporation
  shareholders                                                         298,000              51            --              --
Pacific Business Funding Corporation retained earnings prior to
  pooling                                                                 --              --              --                59
Shares issued to Bay Area Bancorp shareholders                       1,164,427           4,143            --              --
Bay Area Bancorp retained earnings prior to pooling                       --              --                (5)          5,143
Shares issued to Bay Commercial Services shareholders                  735,723           3,662            --              --
Bay Commercial Services retained earnings prior to pooling               --              --               (15)          5,771
Shares issued to Mt.Diablo Bancshares shareholders                     857,871           5,939            --              --
Mt. Diablo Bancshares retained earnings prior to pooling                 --              --                 5            (403)
                                                                  ------------------------------------------------------------------


     Balance, December 31, 1996, restated to reflect pooling        11,779,759          63,820            (105)         27,362

Net income                                                                --              --              --            15,199
Other comprehensive income, net of taxes                                  --              --               322            --
Stock offering by Mt. Diablo Bancshares                                285,960           2,555            --              --
Stock options exercised, including related tax benefit                 422,602           2,744            --              --
Stock issued in Employee Stock Purchase Plan                            30,320             347            --              --
401(k) employee stock purchase                                          36,152             531            --              --
Stock repurchase                                                             6             (89)           --              --
Pacific Business Funding Corporation distribution                         --              --              --              (208)
Cash dividend $0.43 per share***                                          --              --              --            (4,871)
                                                                  ------------------------------------------------------------

     Balance, December 31, 1997*                                    12,554,799          69,908             217          37,482

Net income                                                                --              --              --            21,554
Other comprehensive loss, net of taxes                                    --              --              (185)           --
Stock options exercised, including related tax benefit                 283,396           3,822            --              --
Stock issued in Employee Stock Purchase Plan                            29,670             656            --              --
401(k) employee stock purchase                                          36,483           1,060            --              --
Stock repurchase                                                        (3,414)           (143)           --              --
Pacific Business Funding Corporation distribution                         --              --              --            (1,163)
Cash dividend $0.37 per share***                                          --              --              --            (4,382)
                                                                  ------------------------------------------------------------

     Balance, December 31, 1998*                                    12,900,934          75,303              32          53,491

Net income                                                                --              --              --            30,538
Other comprehensive loss, net of taxes                                    --              --            (5,068)           --
Stock options exercised, including related tax benefit                 443,426           4,025            --              --
Stock issued in Employee Stock Purchase Plan                            41,651           1,031            --              --
401(k) employee stock purchase                                          38,005           1,205            --              --
Stock issued in Dividend Reinvestment Plan                               5,049             171            --              --
Pacific Business Funding Corporation distribution                         --              --              --               (40)
Stock issued through private placement                                 535,000          18,961            --              --
BAB Merger                                                                --                (6)           --              --
Cash dividend $0.50 per share***                                          --              --              --            (6,048)

                                                                  ------------------------------------------------------------
     Balance, December 31, 1999*                                  $ 13,964,065       $ 100,690        $ (5,036)       $ 77,941

                                                                        Total
For the years ended December 31, 1999, 1998 and 1997                Shareholders'
(Dollars in thousands, except per share amounts)                       Equity
---------------------------------------------------------------------------------
Greater Bay Bancorp, prior to pooling                             $     44,682
Shares issued to Peninsula Bank of Commerce                              7,141
  shareholders                                                           6,133
Peninsula Bank of Commerce retained earnings prior to                    8,000
  pooling                                                                  771
Shares issued to Pacific Rim Bancorporation                                 51
  shareholders                                                              59
Pacific Rim Bancorporation retained earnings prior to                    4,143
  pooling                                                                5,138
Shares issued to Pacific Business Funding Corporation                    3,662
  shareholders                                                           5,756
Pacific Business Funding Corporation retained earnings prior             5,939
  pooling                                                                 (398)
Shares issued to Bay Area Bancorp shareholders                    ------------
Bay Area Bancorp retained earnings prior to pooling                     91,077
Shares issued to Bay Commercial Services shareholders                   15,199
Bay Commercial Services retained earnings prior to pooling                 322
Shares issued to Mt.Diablo Bancshares shareholders                       2,555
                                                                         2,744
Mt. Diablo Bancshares retained earnings prior to pooling                   347
                                                                           531
                                                                           (89)
     Balance, December 31, 1996, restated to reflect pooling              (208)
                                                                        (4,871)
Net income                                                        ------------
Other comprehensive income, net of taxes                               107,607
Stock offering by Mt. Diablo Bancshares                                 21,554
Stock options exercised, including related tax benefit                    (185)
Stock issued in Employee Stock Purchase Plan                             3,822
401(k) employee stock purchase                                             656
Stock repurchase                                                         1,060
Pacific Business Funding Corporation distribution                         (143)
Cash dividend $0.43 per share***                                        (1,163)
                                                                        (4,382)
                                                                  ------------
     Balance, December 31, 1997*                                       128,826
                                                                        30,538
Net income                                                              (5,068)
Other comprehensive loss, net of taxes                                   4,025
Stock options exercised, including related tax benefit                   1,031
Stock issued in Employee Stock Purchase Plan                             1,205
401(k) employee stock purchase                                             171
Stock repurchase                                                           (40)
Pacific Business Funding Corporation distribution                       18,961
Cash dividend $0.37 per share***                                            (6)
                                                                        (6,048)
                                                                  ------------
     Balance, December 31, 1998*                                  $    173,595
                                                                  ============

*Restated on a historical basis to reflect the merger described in notes 1 and 2 on a pooling of interests basis.
** Restated to reflect 2-for-1 stock split declared for shareholders of record at April 30, 1998.
*** Excluding dividends paid by Greater Bays subsidiaries prior to the completion of their mergers with Greater Bay, in 1999, Bay Area Bancshares declared dividends of $0.11 per share. In 1998, Bay Area Bancshares declared dividends of $0.41 per share, Bay Commercial services declared dividends of $0.40 per share and Pacific Business Funding Corporation made a distribution of $1.2 million to its shareholders. In 1997, Bay Area Bancshares declared dividends of $0.37 per share, Bay Commercial Services declared dividends of $0.30 per share, Peninsula Bank of Commerce declared an annual dividend of $3.20 per share, Pacific Rim Bancorporation made a distribution of $208,000 to its shareholders.


See notes to supplemental consolidated financial statements.


GREATER BAY BANCORP AND SUBSIDIARIES
SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              Years Ended December 31,
                                                                              -------------------------------------------------
(Dollars in thousands)                                                           1999*               1998*              1997*
-------------------------------------------------------------------------------------------------------------------------------
Cash flows - operating activities
Net income                                                                    $  30,538           $  21,554           $ 15,199
Reconcilement of net income to net cash from operations:
    Provision for loan losses                                                    15,809               7,342              8,892
    Depreciation and amortization                                                 5,787               2,882              2,398
    Deferred income taxes                                                        (7,568)             (3,523)            (4,125)
    (Gain) loss on sale of investments, net                                          18                (400)                 8
    (Gain) on sale of building                                                     (535)                  -                  -
    Changes in:                                                                       -
        Accrued interest receivable and other assets                            (24,915)            (10,889)            (5,975)
        Accrued interest payable and other liabilities                           23,551               6,290              5,811
        Deferred loan fees and discounts, net                                     2,200                 526                441
                                                                              ---------           ---------           --------
Operating cash flows, net                                                        44,885              23,782             22,649
                                                                              ---------           ---------           --------

Cash flows - investing activities
Maturities and partial paydowns on investment securities:
    Held to maturity                                                             78,770              66,495             31,475
    Available for sale                                                           57,982             553,060             89,678
Purchase of investment securities:
    Held to maturity                                                            (95,041)           (101,436)           (25,765)
    Available for sale                                                         (136,177)           (870,525)          (210,297)
    Other securities                                                            (14,527)             (3,760)              (682)
Proceeds from sale of available for sale securities                              25,366             203,898             15,595
Loans, net                                                                     (598,024)           (343,386)          (225,104)
Purchase of property, premises and equipment                                     (7,637)             (3,423)            (4,348)
Sale of banking building                                                          2,668                   -                  -
Investment in other real estate owned                                                 -               1,303               (500)
Purchase of insurance policies                                                   (9,206)            (23,480)                 -
                                                                              ---------           ---------           --------
Investing cash flows, net                                                      (695,826)           (521,254)          (329,948)
                                                                              ---------           ---------           --------

Cash flows - financing activities
Net change in deposits                                                          748,078             383,660            326,832
Net change in other borrowings - short term                                     (15,569)            (21,451)            12,831
Proceeds from other borrowings - long term                                        2,015              70,000              3,025
Principal repayment - long term borrowings                                       (3,775)             (2,265)              (865)
Proceeds from company obligated mandatorily redeemable
  preferred securities of subsidiary trusts holding solely junior
  subordinated debentures                                                             -              30,000             20,000
Proceeds from sale of common stock                                               25,351               4,232              6,106
Exercise of common stock options                                                      2                   -                 98
Stock split/cash paid in-lieu                                                         -                   -                  -
Cash dividends                                                                   (6,048)             (4,382)            (4,871)
                                                                              ---------           ---------           --------
Financing cash flows, net                                                       750,054             459,794            363,156
                                                                              ---------           ---------           --------

Net change in cash and cash equivalents                                          99,113             (37,678)            55,857
Cash and cash equivalents at beginning of period                                239,285             276,963            221,106
                                                                              ---------           ---------          ---------
Cash and cash equivalents at end of period                                    $ 338,398           $ 239,285          $ 276,963
                                                                              =========           =========          =========

Cash flows - supplemental disclosures
Cash paid during the period for:
    Interest                                                                  $  82,421           $  55,828          $  42,055
                                                                              =========           =========          =========
    Income taxes                                                              $  11,944           $  13,285          $  13,544
                                                                              =========           =========          =========
Non-cash transactions:
    Additions to other real estate owned                                      $     -             $     450          $   1,723
                                                                              =========           =========          =========
    Transfer of appreciated securities to Greater Bay
        Bancorp Foundation                                                    $    1560           $   1,341          $       -
                                                                              =========           =========          =========

*Restated on a historical basis to reflect the mergers described in notes 1 and 2 on a pooling of interests basis.

See notes to consolidated supplemental financial statements.

NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 1999, 1998 and 1997


NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Organization and Nature of Operations

     Greater Bay Bancorp ("Greater Bay", on a parent-only basis, and the "Company" on a consolidated basis) is a bank holding company operating Bay Area Bank ("BAB"), Bay Bank of Commerce ("BBC"), Cupertino National Bank ("CNB"), Golden Gate Bank ("Golden Gate"), Mt. Diablo National Bank ("MDNB"), Mid-Peninsula Bank ("MPB") and Peninsula Bank of Commerce ("PBC"). The Company also owns GBB Capital I and GBB Capital II, both of which are Delaware statutory business trusts, which were formed for the exclusive purpose of issuing and selling Cumulative Trust Preferred Securities ("TPS"). Greater Bay also includes the operating divisions: Greater Bay Bank Contra Costa Region, Greater Bay Bank Fremont Region, Greater Bay Bank Santa Clara Valley Commercial Banking Group, Greater Bay Bank SBA Lending Group, Greater Bay Corporate Finance Group, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and the Venture Banking Group. The Company provides a wide range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professionals and other individuals. The Company operates throughout Silicon Valley, the San Francisco Peninsula and the East Bay Region, with 22 offices located in Blackhawk, Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara and Walnut Creek.

     All of the company's mergers were accounted for as a pooling-of-interests and, accordingly, all of the financial information for the Company for the periods prior to the mergers had been restated as if the mergers had occurred at the beginning of the earliest reporting period presented.

Consolidation and Basis of Presentation

     The consolidated financial statements include the accounts of Greater Bay and its wholly owned subsidiaries, BAB, BBC, CNB, Golden Gate, MDNB, MPB, PBC, GBB Capital I and GBB Capital II and its operating divisions. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to prior years' consolidated financial statements to conform to the 1999 presentation. The accounting and reporting policies of the Company conform to generally accepted accounting principles and the prevailing practices within the banking industry.

Use of Estimates in the Preparation of Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from those estimates.

Years Ended December 31, 1999, 1998 and 1997

Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, Federal Funds sold and agency securities with original maturities of less than ninety days. Generally, Federal Funds are sold for one-day periods. As discussed in Note 7, PBC holds $111.1 million in one demand deposit account whose funds are comprised of proceeds from a lawsuit settlement. Due to the uncertainty of the time this special deposit (the "Special Deposit") will remain with PBC, management has invested a significant portion of the proceeds in agency securities with maturities of less than 90 days. These securities have been classified as cash and equivalents. BAB, BBC, CNB, Golden Gate, MDNB, MPB and PBC are required by the Federal Reserve System to maintain noninterest-earning cash reserves against certain of their deposit accounts. At December 31, 1999, the required combined reserves totaled approximately $3.0 million.

Investment Securities

     The Company classifies its investment securities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investment securities classified as held to maturity are reported at amortized cost; available for sale securities are reported at fair value with net unrealized gains and losses reported (net of taxes) as a component of shareholders' equity. The Company does not have any trading securities.

     A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary, results in a charge to earnings and the corresponding establishment of a new cost basis for the security.

     Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned. Realized gains and losses for securities classified as available for sale and held to maturity are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     Required investments in Federal Reserve Bank and Federal Home Loan Bank stocks for the Banks are recorded at cost.

Years Ended December 31, 1999, 1998 and 1997

Loans

     Loans held for investment are carried at amortized cost. The Company's loan portfolio consists primarily of commercial and real estate loans generally collateralized by first and second deeds of trust on real estate as well as business assets and personal property.

     Interest income is accrued on the outstanding loan balances using the simple interest method. Loans are generally placed on nonaccrual status when the borrowers are past due 90 days and when full payment of principal or interest is not expected. At the time a loan is placed on nonaccrual status, any interest income previously accrued but not collected is generally reversed and amortization of deferred loan fees is discontinued. Interest accruals are resumed on such loans only when they are brought fully current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

     The Company charges loan origination and commitment fees. Net loan origination fees and costs are deferred and amortized to interest income over the life of the loan, using the effective interest method. Loan commitment fees are amortized to interest income over the commitment period.

     When a loan is sold, unamortized fees and capitalized direct costs are recognized in the consolidated statements of operations. Other loan fees and charges representing service costs for the repayment of loans, for delinquent payments or for miscellaneous loan services are recognized when earned.

Sale and Servicing of Small Business Administration ("SBA") Loans

     The Company originates loans to customers under SBA programs that generally provide for SBA guarantees of 70% to 90% of each loan. The Company generally sells the guaranteed portion of the majority of the loans to an investor and retains the unguaranteed portion and servicing rights in its own portfolio. Funding for the SBA programs depend on annual appropriations by the U.S. Congress.

     Gains on these sales are earned through the sale of the guaranteed portion of the loan for an amount in excess of the adjusted carrying value of the portion of the loan sold. The Company allocates the carrying value of such loans between the portion sold, the portion retained and a value assigned to the right to service the loan. The difference between the adjusted carrying value of the portion retained and the face amount of the portion retained is amortized to interest income over the life of the related loan using a method which approximates the interest method.

Allowance for Loan Losses

     The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118 ("SFAS No. 114 and No. 118"), on January 1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Under these standards, any allowance on impaired loans is generally based on one of three methods. It requires that impaired loans be measured at either, 1) the present value of expected cash flows at the loan's effective interest rate, 2) the loan's observable market price, or 3) the fair value of the collateral of the loan. In general, these statements are not applicable to large groups of smaller-balance loans that are collectively evaluated for impairment such as credit cards, residential mortgage, consumer installment loans and certain small business loans. Income recognition on impaired loans conforms to the method the Company uses for income recognition on nonaccrual loans.

Years Ended December 31, 1999, 1998 and 1997

     The allowance for loan losses is maintained at a level deemed appropriate by management to adequately provide for known losses in the loan portfolio. The allowance is based upon a number of factors, including prevailing and anticipated economic trends, industry experience, estimated collateral values, management's assessment of credit risk inherent in the portfolio, delinquency trends, historical loss experience, specific problem loans and other relevant factors.

     Additions to the allowance, in the form of provisions, are reflected in current operating results, while charge-offs to the allowance are made when a loss is determined to have occurred. Because the allowance for loan losses is based on estimates, ultimate losses may vary from the current estimates.

Other Real Estate Owned

     Other real estate owned ("OREO") consists of properties acquired through foreclosure and is stated at the lower of carrying value or fair value less estimated costs to sell. Development and improvement costs relating to the OREO are capitalized. Estimated losses that result from the ongoing periodic valuation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. The resulting allowance for OREO losses is decreased when the property is sold. Operating expenses of such properties, net of related income, are included in other expenses. Gains and losses on the disposition of OREO are included in other income.

Property, Premises and Equipment

     Property, premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is determined by asset classification, as follows:

     Buildings                        40 years
     Building improvements            10 years
     Furniture and fixtures            7 years
     Automobiles                       5 years
     Computer equipment            2 - 5 years
     Other equipment               2 - 7 years

     Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or the estimated useful lives of the asset, which is generally 10 years.


Income Taxes

     Deferred incomes taxes reflect the estimated future tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Years Ended December 31, 1999, 1998 and 1997

Derivatives and Hedging Activities

     The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), effective October 1, 1998. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax cumulative-effect-type adjustment of $1.1 million in accumulated other comprehensive income to recognize at fair value all derivatives that are designated as cash-flow hedging instruments. There were no net gains or losses on derivatives that had been previously deferred or gains and losses on derivatives that were previously deferred as adjustments to the carrying amount of hedged items.

     All derivatives are recognized on the balance sheet at their fair value. On the date the derivative contract is entered into, the Company designates the derivative as a hedge of a forecasted transaction or a hedge of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge). Changes in the fair value of a derivative that is highly effective as, and that is designated and qualifies as, a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows (e.g., when periodic settlements on a variable-rate asset or liability are recorded in earnings).

     The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as cash-flow hedges to specific liabilities on the balance sheet. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in cash flows of hedged items.

     When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the cash flows of a hedged item;
(2) the derivative expires or is sold, terminated, or exercised; or (3) management determines that designation of the derivative as a hedge instrument is no longer appropriate. In these situations where hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings. All gains or losses that were accumulated in other comprehensive income will be recognized immediately in earnings upon the discontinuance of hedge accounting.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". This statement requires companies to classify items of other comprehensive income by their nature in the financial statements and display the accumulated other comprehensive income separately from retained earnings in the equity section of the balance sheet. The changes to the balances of accumulated other comprehensive income are as follows:


                                                                                                               Accumulated
                                                                                                                  Other
                                                                        Unrealized Gains       Cash Flow      Comprehensive
(Dollars in thousands)                                                    on Securities         Hedges         Income (Loss)
---------------------------------------------------------------------------------------------------------------------------
Balance - December 31, 1997                                              $    217             $     -             $    217
   Other comprehensive income 1998                                            492                (677)                (185)
                                                                         -------------------------------------------------
Balance - December 31, 1998                                                   709                (677)                  32
   Other comprehensive income 1999                                         (7,249)              2,181               (5,068)
                                                                         -------------------------------------------------
Balance - December 31, 1999                                              $ (6,540)            $ 1,504             $ (5,036)
                                                                         =================================================

Years Ended December 31, 1999, 1998 and 1997

Segment Information

     In 1998, the Company adopted SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131".) SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", replacing the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for making operating decisions and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position but did affect the disclosure of segment information.

NOTE 2-MERGERS

Completed Mergers

     On January 31, 2000, Mt. Diablo Bancshares ("MD Bancshares"), the former holding company of Mt. Diablo National Bank ("MDNB"), merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of MD Bancshares were converted into an aggregate of 1,395,499 shares of Greater Bay's stock. The stock was issued to MD Bancshares' shareholders in a tax-free
exchange.   The transaction was accounted for as a pooling-of-interests. The financial information presented herein has been restated to reflect the merger with MD Bancshares on a pooling-of-interests basis.

     On October 15, 1999, Bay Commercial Services ("BCS"), the parent of Bay Bank of Commerce, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BCS were converted into an aggregate of 907,240 shares of Greater Bay's stock. The stock was issued to former BCS shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On May 21, 1999, Bay Area Bancshares ("BA Bancshares"), the former holding company of Bay Area Bank, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of BAB were converted into an aggregate of 1,399,321 shares of Greater Bay's stock. The stock was issued to former BA Bancshares shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

     On August 31, 1998, Pacific Business Funding Corporation ("PBFC"), an asset-based specialty finance company, merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PBFC were converted into an aggregate of 298,000 shares of Greater Bay's stock. The stock was issued to former PBFC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

    On May 8, 1998, Pacific Rim Bancorporation ("PRB"), the former holding company of Golden Gate, merged with and into Greater Bay. Upon consummation of the merger, the outstanding shares of PRB were converted into an aggregate of 950,748 shares of Greater Bay's stock. The stock was issued to former PRB's sole shareholder in a tax-free exchange accounted for as a pooling-of-interests.

     On December 23, 1997, PBC merged with a subsidiary of Greater Bay. Upon consummation of the merger, the outstanding shares of PBC were converted into an aggregate of 1,328,000 shares (as adjusted to reflect the 2-for-1 stock split) of Greater Bay's stock. The stock was issued to former PBC shareholders, in a tax-free exchange accounted for as a pooling-of-interests.

Years Ended December 31, 1999, 1998 and 1997

Pending Mergers (unaudited)

     On December 14, 1999, Greater Bay and Coast Bancorp, the holding company of Coast Commercial Bank ("CCB"), a California state chartered bank, signed a definitive agreement for a merger between the two companies. The agreement provides for Coast Bancorp shareholders to receive approximately 3,105,000 shares of Greater Bay stock subject to certain adjustments based on movements in Greater Bay's stock price, in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the second quarter of 2000 subject to regulatory and shareholder approvals. As of and for the year ended December 31, 1999, Coast Bancorp had $17.2 million in net interest income, $4.4 million in net income, $370.0 million in assets, $300.6 million in deposits and $33.0 million in shareholders' equity.

     On January 26, 2000, Greater Bay, Bank of Santa Clara ("BSC") and GBB Merger Corp. signed a definitive agreement for a merger between BSC and GBB Merger Corp., as a result of which BSC will become a wholly owned subsidiary of Greater Bay. The agreement provides for BSC shareholders to receive approximately 2,017,000 shares of Greater Bay stock subject to certain adjustments based on movements in Greater Bay's stock price in a tax-free exchange to be accounted for as a pooling-of-interests. The transaction is expected to be completed in the second quarter of 2000 subject to regulatory and shareholder approvals. As of and for the year ended December 31, 1999, BSC had $20.0 million in net interest income, $6.9 million in net income, $326.9 million in assets, $293.7 million in deposits and $31.4 million in shareholders' equity.

Years Ended December 31, 1999, 1998 and 1997

     The following table sets forth the separate results of operations for Greater Bay, BA Bancshares, BCS, PBFC, PRB and MD Bancshares for the periods indicated:



Year ended
December 31,                          Net Interest Income               Net Income
------------                          -------------------               ----------
                                                    (Dollars in thousands)
         1999
         ----
Greater Bay                                 $ 103,732                    $ 27,711
MD Bancshares                                  10,009                       2,827
                                            ---------                    --------
     Combined                               $ 113,741                    $ 30,538
                                            =========                    ========

         1998
         ----
Greater Bay                                 $  65,448                    $ 16,578
BA Bancshares                                   8,170                       2,365
Bay Commercial Services                         6,107                       1,215
                                            ---------                    --------
     Subtotal                                  79,725                      20,158
MD Bancshares                                   7,363                       1,396
                                            ---------                    --------
     Combined                               $  87,088                    $ 21,554
                                            =========                    ========

         1997
         ----
Greater Bay                                 $  47,776                    $ 10,013
PRB                                             4,750                         996
PBFC                                            1,942                         610
BA Bancshares                                   6,781                       1,805
Bay Commercial Services                         5,389                       1,062
                                            ---------                    --------
     Subtotal                                  66,638                      14,486
MD Bancshares                                   4,295                         714
                                            ---------                    --------
     Combined                               $  70,933                    $ 15,200
                                            =========                    ========

     Assuming the acquisitions of MD Bancshares, Coast Bancorp and BSC had been completed at December 31, 1999, Greater Bay would have had, on a pooled basis, 1999 proforma net interest income of $150.9 million net income, on a pooled basis of $41.8 million.

     In all mergers, certain reclassifications were made to conform to the Company's financial presentation. The results of operations previously reported by the separate enterprises for the periods before the merger was consummated and that are included in the current combined amounts presented in the accompanying consolidated financial statements are summarized below.

Years Ended December 31, 1999, 1998 and 1997

     The following table sets forth the composition of the operations of the Company and BCS, BA Bancshares, PBFC, PBC, PRB and MD Bancshares for the periods indicated.

                                         MD Bancshares               BCS             BA Bancshares            PBFC
                                      Twelve months ended     Nine months ended   Three months ended     Six months ended
(Dollars in thousands)                  December 31,1999     September 30, 1999      March 31, 1999       June 30, 1998
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income:
   Greater Bay Bancorp                      $ 103,732            $ 68,498             $ 18,360               $ 30,077
   Acquired Entity                             10,009               2,007                2,180                  1,154
                                            ---------            --------             --------               --------

     Combined                               $ 113,741            $ 70,505             $ 20,540               $ 31,231
                                            ---------            --------             --------               --------

Net Income:
   Greater Bay Bancorp                       $ 27,711            $ 17,033             $  5,058                $ 6,628
   Acquired Entity                              2,827                 486                  644                    344
                                             --------             -------             --------               --------

      Combined                               $ 30,538            $ 17,519             $  5,702                $ 6,972
                                             --------            --------             --------                -------

                                                          PRB                     PBC
                                                  Three months ended       Nine months ended
                                                     March 31, 1998        September 30, 1997
                                                  -------------------------------------------
Net Interest Income:
   Greater Bay Bancorp                              $ 13,366                   $ 27,922
   Acquired Entity                                     1,285                      6,851
                                                    --------                   --------
     Combined                                       $ 14,651                   $ 34,773
                                                    --------                   --------

Net Income:
   Greater Bay Bancorp                              $  3,646                   $  6,097
   Acquired Entity                                        60                      2,573
                                                    --------                   --------
      Combined                                      $  3,706                   $  8,670
                                                    --------                   --------

     There were no significant transactions between the Company and any of the acquired entities prior to the mergers. All intercompany transactions have been eliminated.

Years Ended December 31, 1999, 1998 and 1997

NOTE 3-INVESTMENT SECURITIES

     The amortized cost and estimated fair value of investment securities is summarized below:

                                                                             Gross         Gross
As of December 31, 1999                                     Amortized      Unrealized    Unrealized         Fair
(Dollars in thousands)                                         Cost           Gains        Losses           Value
------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                $  11,675       $     -      $    (90)          11,585
   U.S. agency notes                                           28,848             6          (886)          27,969
   Mortgage-backed securities                                 168,733             1        (4,946)         163,787
   Tax-exempt securities                                       40,622            53        (2,413)          38,263
   Corporate securities                                       101,469             -       (10,940)          90,529
                                                            ------------------------------------------------------
      Total securities available for sale                     351,347            60       (19,275)         332,133
                                                            ------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                      500             -             -              500
   U.S. agency notes                                           29,482             -          (667)          28,815
   Mortgage-backed securities                                  59,524            28        (2,018)          57,534
   Tax-exempt securities                                       52,219           123        (2,710)          49,632
                                                            ------------------------------------------------------
      Total securities held to maturity                       141,725           151        (5,395)         136,481
                                                            ------------------------------------------------------

Other securities                                               13,168         8,143             -           21,311
                                                            ------------------------------------------------------
            Total investment securities                     $ 506,240       $ 8,354     $ (24,670)       $ 489,925
                                                            ======================================================



                                                                             Gross          Gross
As of December 31, 1998                                     Amortized      Unrealized     Unrealized      Fair
(Dollars in thousands)                                         Cost           Gains         Losses        Value
-------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                 $ 17,573       $    55        $    -        $  17,628
   U.S. agency notes                                           37,213            47            (8)          37,252
   Mortgage-backed securities                                 164,578         1,081           (81)         165,578
   Tax-exempt securities                                       38,124           664             -           38,788
   Corporate securities                                        55,168            60          (604)          54,624
                                                            -------------------------------------------------------
      Total securities available for sale                     312,656         1,907          (693)         313,870
                                                            -------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                    1,764             2            (2)           1,764
   U.S. agency notes                                           28,495            22           (58)          28,459
   Mortgage-backed securities                                  37,967           174          (207)          37,934
   Tax-exempt securities                                       33,882         1,004           (15)          34,871
                                                            -------------------------------------------------------
      Total securities held to maturity                       102,108         1,202          (282)         103,028
                                                            -------------------------------------------------------

Other securities                                                6,587             -             -            6,587
                                                            -------------------------------------------------------
            Total investment securities                     $ 421,351       $ 3,109        $ (975)       $ 423,485
                                                            =======================================================

Years Ended December 31, 1999, 1998 and 1997

     The following table shows amortized cost and estimated fair value of the Company's investment securities by year of maturity as of December 31, 1999.


                                                                             2001           2005
                                                                           Through        Through          2010 and
(Dollars in thousands) (1)                                      2000         2004           2009          Thereafter        Total
-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES:
   U.S. Treasury obligations                                 $  5,125      $  6,550      $      -        $       -       $  11,675
   U.S. agency notes (2)                                        1,254        17,812         9,782                -          28,848
   Mortgage-backed securities (3)                               1,023         6,882         5,734          155,094         168,733
   Tax-exempt securities                                          891         7,243         5,114           27,374          40,622
   Corporate securities                                           996             -             -          100,473         101,469
                                                             ----------------------------------------------------------------------
      Total securities available for sale                       9,289        38,487        20,630          282,941         351,347
                                                             ----------------------------------------------------------------------
   Fair value                                                $  9,238      $ 38,580      $ 19,888        $ 264,427       $ 332,133
                                                             ----------------------------------------------------------------------

HELD TO MATURITY SECURITIES:
   U.S. Treasury obligations                                      500             -             -                -             500
   U.S. agency notes (2)                                        2,000        23,993         3,490                -          29,483
   Mortgage-backed securities (3)                                  75         2,082         9,082           48,285          59,524
   Tax-exempt securities                                          996         3,130        11,670           36,422          52,218
                                                             ----------------------------------------------------------------------
      Total securities held to maturity                         3,571        29,205        24,242           84,707         141,725
                                                             ----------------------------------------------------------------------
   Fair value                                                   3,564        28,616        24,024           80,277         136,481
                                                             ----------------------------------------------------------------------

COMBINED INVESTMENT SECURITIES PORTFOLIO:
   Total investment securities                               $ 12,860      $ 67,692      $ 44,872        $ 367,648       $ 493,072
                                                             ----------------------------------------------------------------------
   Total fair value                                          $ 12,802      $ 67,196      $ 43,912        $ 344,704       $ 468,614
                                                             ----------------------------------------------------------------------
   Weighted average yield-total portfolio                       0.00%         0.00%         0.00%            0.00%           0.00%

(1)  Other securities are comprised of equity investments and have no stated maturity and therefore are excluded from this table.
(2)  Certain notes issued by U.S. Agencies may be called, without penalty, at the discretion of the issuer.  This may cause the actual maturities to differ significantly from the contractual maturity dates.
(3)  Mortgage-backed securities are shown at contractual maturity; however, the average life of these mortgage-backed securities may differ due to principal prepayments.

Years Ended December 31, 1999, 1998 and 1997

     Investment securities with a carrying value of $227.8 million and $131.7 million were pledged to secure deposits, borrowings and for other purposes as required by law or contract at December 31, 1999 and 1998, respectively.

     Other securities includes unsold shares received through the exercise of warrant received from clients, equity securities received in settlement of loans and, investments in the FRB and the FHLB are required in order to maintain membership and support activity levels.

     Proceeds and realized losses and gains on sales of investment securities for the years ended December 31, 1999, 1998 and 1997 are presented below:



(Dollars in thousands)                                          1999          1998          1997
--------------------------------------------------------------------------------------------------
Proceeds from sale of
   available for sale
   securities (1)                                            $ 25,366     $ 203,898      $ 15,595
Available for sale
   securities-gains (losses) (2)                             $    (18)    $     400      $     (8)

(1) Proceeds from the sale of available excludes $15.3 million related to the sale of equity securities classified for sale securities as available for sale which were acquired through the execution of a warrant received from clients.

(2) Warrant income includes additional gains of $21.2 million related to equity securities classified as available for sale which were acquired through the execution of warrants received from clients.

NOTE 4--LOANS AND ALLOWANCE FOR LOAN LOSSES

     The following summarizes the activity in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997:


(Dollars in thousands)                                      1999          1998           1997
----------------------------------------------------------------------------------------------
Balance, January 1                                        $ 25,960     $ 19,954       $ 13,150
   Provision for loan losses (1)                            15,809        7,342          8,892
   Loan charge-offs                                         (2,654)      (1,823)        (2,217)
   Recoveries                                                1,306          487            129
                                                          ------------------------------------
Balance, December 31                                      $ 40,421     $ 25,960       $ 19,954
                                                          ====================================

(1) Includes $2.7 million and $183,000, and $1.4 million of charges in 1999, 1998 and 1997, respectively, to conform accounting practices for the Banks' reserve methodologies and is included in merger and related nonrecurring costs in the consolidated statements of operations

Years Ended December 31, 1999, 1998 and 1997


     The following table sets forth nonperforming loans as of December 31, 1999, 1998 and 1997. Nonperforming loans are defined as loans which are on nonaccrual status, loans which have been restructured, and loans which are 90 days past due but are still accruing interest. Interest income foregone on nonperforming loans totaled $236,000, $126,000, and $584,000 for the years ended December 31, 1999, 1998 and 1997, respectively. Interest income recognized on the nonperforming loans approximated $291,000, $80,000, and $206,000 for the years ended December 31, 1999, 1998 and 1997, respectively.



(Dollars in thousands)                                        1999         1998          1997
----------------------------------------------------------------------------------------------
Nonaccrual loans                                           $ 4,418      $ 2,118        $ 4,026
Accruing loans past due
   90 days or more                                              51            -            158
Restructured loans                                             807          796          1,533
                                                           -----------------------------------
Total nonperforming loans                                  $ 5,276      $ 2,914        $ 5,717
                                                           ===================================

     At December 31, 1999 and 1998, the recorded investment in loans, for which impairment has been recognized in accordance with SFAS No. 114 and No. 118, was approximately $1.4 million and $2.5 million, respectively, with corresponding valuation allowances of $365,000 and $802,000 respectively. For the years ended December 31, 1999 and 1998, the average recorded investment in impaired loans
was approximately                $1.0 million and $ 4.2 million, respectively.
The Company did not recognize interest income on impaired loans during the twelve months ended December 31, 1999, 1998 and 1997.


     The Company had $807,000 and $796,000 of restructured loans as of December 31, 1999 and 1998, respectively. There were no principal reduction concessions allowed on restructured loans during 1999 and 1998. Interest income from restructured loans totaled $45,000, $16,000 and $82,000 for the years ended December 31, 1999, 1998 and 1997. Foregone interest income, which totaled $0, $11,000 and $10,000 for the years ended December 31, 1999, 1998 and 1997 would have been recorded as interest income if the loans had accrued interest in accordance with their original terms prior to the restructurings.

Years Ended December 31, 1999, 1998 and 1997


NOTE 5--OTHER REAL ESTATE OWNED


     At December 31, 1999 and 1998, other real estate owned ("OREO") consisted of properties acquired through foreclosure with a carrying value of $271,000 and $966,000 million, respectively. These balances are included in interest receivable and other assets in the accompanying consolidated balance sheets. There was no allowance for estimated losses.

     The following summarizes OREO operations, which are included in operating expenses, for the years ended December 31, 1999, 1998 and 1997.


(Dollars in thousands)                                     1999       1998         1997
---------------------------------------------------------------------------------------
Real estate operations, net                               $ 50        $ 77        $ 247
Gain on sale of other real estate owned                    (37)         (1)        (124)
Provision for estimated losses                               -           -           54
                                                          -----------------------------
Net loss from other real
  estate operations                                       $ 13        $ 76        $ 177
                                                          =============================

NOTE 6--PROPERTY, PREMISES AND EQUIPMENT

     Property, premises and equipment at December 31, 1999 and 1998 are composed of the following:


(Dollars in thousands)                                     1999         1998
-----------------------------------------------------------------------------
Land                                                   $  1,754      $ 2,301
Buildings and premises                                    4,860        4,901
Leasehold improvements                                   11,263        6,643
Furniture and equipment                                  19,888       16,416
Automobiles                                                 306          339
                                                       ---------------------
   Total                                                 38,071       30,600
Accumulated depreciation
   and amortization                                     (14,193)     (12,426)
                                                       ---------------------
   Premises and equipment, net                         $ 23,878     $ 18,174
                                                       =====================

     Depreciation and amortization amounted to $4.1 million, $2.6 million and $2.4 million for the years ended December 31, 1999, 1998 and 1997, respectively, and have been included in occupancy and equipment expense in the accompanying consolidated statements of operations.

     During 1999, the Company sold bank premises with a carrying value of $2,637,000 for $4,978,000 in a sale-leaseback transaction. The Company recognized a pre-tax gain of $535,000 on the transaction. Gains of $1,806,000 have been deferred and will be recognized over the 10 year and 5 year terms of the Company's leases.

Years Ended December 31, 1999, 1998 and 1997


NOTE 7--DEPOSITS

     Deposits as of December 31, 1999 and 1998 are as follows:


(Dollars in thousands)                                    1999             1998
---------------------------------------------------------------------------------
Demand, noninterest-bearing                         $   514,482       $   379,743
MMDA, NOW and Savings                                 1,463,517         1,029,762
Time certificates, $100,000 and over                    434,540           234,323
Other time certificates                                  93,847           114,479
                                                    -----------------------------
   Total deposits                                   $ 2,506,386       $ 1,758,307
                                                    =============================

     The following table sets forth the maturity distribution of time certificates of deposit at December 31, 1999.


                                                                                      December 31, 1999
                                                  ----------------------------------------------------------------------------------

                                                                                  Seven to     One to        More
                                                  Three months     Four to six     twelve      three         than
(Dollars in thousands)                              or less          months        months      years      three years     Total
------------------------------------------------------------------------------------------------------------------------------------

Time deposits, $100,000 and over                  $ 334,501        $ 65,199      $ 29,573    $  5,017       $ 250      $ 434,540
Other time deposits                                  46,744          27,650        13,016       6,255         182         93,847
                                                  ----------------------------------------------------------------------------------

   Total                                          $ 381,245        $ 92,849      $ 42,589    $ 11,272       $ 432      $ 528,387
                                                  ==================================================================================


     At December 31, 1999 and 1998, the Company held $111.1 million and $ 89.6 million, respectively from a single depositor on which the Company earned a spread of 3.1% and 2.25%, respectively. Due to the uncertainty of the time the deposit will remain outstanding, management has invested a significant portion in agency securities with maturities of less than 90 days.


NOTE 8--COMPANY OBLIGATED MANDATORILY REDEEMABLE CUMULATIVE TRUST PREFERRED SECURITIES OF SUBSIDIARY TRUSTS HOLDING SOLELY JUNIOR SUBORDINATED DEBENTURES

     GBB Capital I and GBB Capital II (the "Trusts") are Delaware business trusts wholly-owned by Greater Bay and were formed for the purpose of issuing Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trusts Holding Solely Junior Subordinated Debentures ("TPS"). The TPS are individually described below. Interest on the TPS are payable quarterly and is deferrable, at the option of the Company, for up to five years. Following the issuance of each TPS, the Trusts used the proceeds from the TPS offerings to purchase a like amount of Junior Subordinated Deferrable Interest Debentures (the "Debentures") of Greater Bay. The Debentures bear the same terms and interest rates as the related TPS. The Debentures are the sole assets of the Trusts and are eliminated, along with the related income statement effects, in the consolidated financial statements. Greater Bay has fully and unconditionally guaranteed all of the obligations of the Trusts. Under applicable regulatory guidelines, a portion of the TPS will qualify as Tier I capital, and the remaining portion will qualify as Tier II capital.

Years Ended December 31, 1999, 1998 and 1997

     On March 30, 1997, GBB Capital I completed a public offering of 800,000 shares of 9.75% Cumulative Trust Preferred Securities ("TPS I") in an aggregate amount of $20 million. The TPS I accrue interest at an annual rate of 9.75% on the $20 million liquidation amount of $25 per share of TPS I. The TPS I are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of April 1, 2027 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after April 1, 2002, in whole at any time or in part from time to time.

     On August 12, 1998, GBB Capital II completed an offering of 30,000 shares of Floating Rate Trust Preferred Securities, Series A ("the Series A Securities") in an aggregate amount of $30 million. The Series A Securities issued in the offering were sold in a private transaction pursuant to an applicable exemption from registration under the Securities Act. In November 1998, the Company, through GBB Capital II, completed an offer to exchange the Series A Securities for a like amount of its registered Floating Rate Trust Preferred Securities, Series B ("TPS II"). The exchange offer was conducted in accordance with the terms of the initial issuance of the Series A Securities. The TPS II accrue interest at a variable rate of interest, initially at 7.1875%, on the liquidation amount of $1,000 per share of TPS II. The interest rate resets quarterly and is equal to 3-month LIBOR plus 150 basis points. As part of this transaction, the Company concurrently entered into an interest rate swap to fix the cost of the offering at 7.55% for 10 years (see note 10). The TPS II are mandatorily redeemable, in whole or in part, upon repayment of the Debentures at their stated maturity of September 15, 2028 or their earlier redemption. The Debentures are redeemable prior to maturity at the option of the Company, on or after September 15, 2008, in whole at any time or in part from time to time.

     The total amount of TPS outstanding at December 31, 1999 and 1998 was $50 million and the dividends paid on TPS was $4.3 million, $2.8 million and $1.5 million in 1999, 1998 and 1997, respectively.

Years Ended December 31, 1999, 1998 and 1997

NOTE 9--BORROWINGS

     Other borrowings are detailed as follows:


(Dollars in thousands)                                          1999         1998
------------------------------------------------------------------------------------
Other borrowings:
   Short term borrowings:
      Securities sold under agreements
         to repurchase                                        $ 40,100     $  7,135
      Other short term notes payable                                 -        1,344
      Advances under credit lines                                7,000          500
                                                              ---------------------
            Total short term borrowings                         47,100        8,979
                                                              ---------------------
   Long term borrowings:
      Securities sold under agreements
         to repurchase                                          10,000       50,000
      FHLB advances                                             12,000       22,000
      Promissory notes                                               -        2,450
                                                              ---------------------
            Total other long term borrowings                    22,000       74,450
                                                              ---------------------
Total other borrowings                                        $ 69,100     $ 83,429
                                                              =====================

Subordinated notes                                            $      -     $  3,000
                                                              ---------------------
Total subordinated debt                                       $      -     $  3,000
                                                              =====================

     During the years ended December 31, 1999 and 1998, the average balance of securities sold under short term agreements to repurchase was $14,772,192 and $10,129,332, respectively, and the average interest rates during those periods were 5.64% and 5.17%, respectively. Securities sold under short term agreements to repurchase generally mature within 90 days of dates of purchase.

     During the years ended December 31, 1999 and 1998, the average balance of federal funds purchased was $186,302 and $428,554, respectively, and the average interest rates during those periods were 5.29% and 5.35%, respectively. There were no such balances outstanding at December 31, 1999 or 1998.

     The Company has sold securities under long term agreements to repurchase which mature in the year 2003 and have an average interest rate of 5.32%. The counterparties to these agreements have put options which give them the right to demand early repayment. As of December 31, 1999, $10.0 million of these borrowings are subject to early repayment beginning in 2000.

     The FHLB advances will mature in the year   2003 and have an average
interest rate of 5.47%. The advances are collateralized by securities pledged to the FHLB. Under the terms of the advances, the FHLB has a put option which gives it the right to demand early repayment beginning in 1999.

     The short term notes payable, which bore an interest rate of 13.76% and provided for maturity on April 15, 2000, were issued to PBFC's officers along with other accredited investors within the definition of Rule 501 under the Securities Act of 1933, as amended. The Company redeemed these notes in January 1999.

Years Ended December 31, 1999, 1998 and 1997

     On March 15, 1999 the Company redeemed the $3.0 million in subordinated debt issued in 1995. The Company paid a premium of $150,000 ($88,000 net of tax) on the pay off of the debt. The premium was recorded, net of taxes, as an extraordinary item in March 1999.

NOTE 10 - DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

  The Company currently uses a single interest-rate swap to convert its floating-rate debt (the TPS II) to fixed rates. This swap was entered into concurrently with the issuance of the debt being hedged. This swap is accounted for as a cash flow hedge under SFAS No. 133. This swap possesses a term equal to the non-callable term of the debt, with a fixed pay rate and a receive rate indexed to rates paid on the debt and a notional amount equal to the amount of the debt being hedged. As the specific terms and notional amount of the swap exactly match those of the debt being hedged the Company meets the "no ineffectiveness" criteria of SFAS No. 133. As such the swap is assumed to be 100% effective and all changes in the fair value of the hedge are recorded in other comprehensive income with no impact on the income statement for any ineffective portion. As of December 31, 1999, the unrealized gain on the cash flow hedge was $1,528,000, net of income taxes, which was included in the balance of accumulated other comprehensive income. The floating rate TPS II combined with the cash flow hedge created a synthetic fixed rate debt instrument. The unrealized gain on the cash flow hedge approximated the unrealized gain the Company would have incurred if it had issued a fixed rate debt instrument. Under current accounting practices, as required by SFAS No. 133, the Company was required to record the unrealized gain on the synthetic fixed rate debt instrument, but it would not have been required to record an unrealized gain if it had issued fixed rate debt.

     The notional amount of the swap is $30.0 million with a term of 10 years expiring on September 15, 2008. The Company intends to use the swap as a hedge of the related debt for 10 years. The periodic settlement date of the swap results in the reclassifying as earnings the gains or losses that are reported in accumulated comprehensive income. For the year ended December 31, 1997, the Company did not have any derivative instruments.

     The Company minimizes the credit (or repayment) risk in derivative instruments by entering into transactions with high-quality counterparties that are reviewed periodically by the Company's credit committee.

NOTE 11--INCOME TAXES

     Income tax expense was comprised of the following for the years ended December 31, 1999, 1998 and 1997:


(Dollars in thousands)                                  1999            1998         1997
------------------------------------------------------------------------------------------
Current:
   Federal                                            $ 16,211        $ 10,560     $ 9,803
   State                                                 5,171           3,642       3,069
                                                      ------------------------------------
   Total current                                        21,382          14,202      12,872
                                                      ------------------------------------

Deferred:
   Federal                                              (5,952)         (2,807)     (3,045)
   State                                                (1,616)           (716)     (1,091)
   Reduction of tax due to utilization of NOL                -               -          11
                                                      ------------------------------------
   Total deferred                                       (7,568)         (3,523)     (4,125)
                                                      ------------------------------------
Total expense                                         $ 13,814        $ 10,679     $ 8,747
                                                      ====================================

Years Ended December 31, 1999, 1998 and 1997

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities at December 31, 1999, 1998 and 1997 are as follows:


                                                       Years Ended December 31,
                                                      -------------------------
(Dollars in thousands)                                  1999             1998
-------------------------------------------------------------------------------
Allowance for loan losses                             $ 13,107         $ 8,595
State income taxes                                       3,904           2,467
Deferred compensation                                    2,218           1,762
Unrealized losses on securities                          7,246               4
Accumulated depreciation                                   191             (33)
Net operating losses                                        14             159
Purchase allocation adjustments                              8              22
Other                                                      (53)           (616)
                                                      -------------------------
Net deferred tax asset                                $ 26,635        $ 12,360
                                                      =========================

     Management believes that the Company will fully realize its total deferred income tax assets as of December 31, 1999 based upon the Company's recoverable taxes from prior carryback years, and its current level of operating income.

     At December 31, 1999, the Company had a federal tax net operating loss carryforward of approximately $40,000 expiring in the beginning of the year 2010.

     Under provisions of the United States income tax laws these loss carryovers are subject to limitation due to the acquisition of Pacific Rim Bancorporation in 1998. Management does not believe that these limitations will prevent the realization of the benefit of the loss carryovers during the carryover periods.

     A reconciliation from the statutory income tax rate to the consolidated effective income tax rate follows, for the years ended December 31, 1999, 1998 and 1997:


                                                             Years Ended December 31,
                                                     --------------------------------------
(Dollars in thousands)                                   1999            1998        1997
-------------------------------------------------------------------------------------------
Statutory federal tax rate                               35.0%           35.0%       35.0%
California franchise tax
   expense, net of federal
   income tax benefit                                     5.1%            5.9%        6.0%
                                                     --------------------------------------
                                                         40.1%           40.9%       41.0%
Tax exempt income                                        -2.3%           -2.3%       -1.9%
Contribution of appreciated securities                   -6.2%           -1.5%        0.0%
Nondeductible merger
    costs                                                 0.3%            1.0%        2.1%
Other, net                                               -0.8%           -5.0%       -4.7%
                                                     --------------------------------------
Effective income tax rate                                31.1%           33.1%       36.5%
                                                     ======================================

NOTE 12--OTHER INCOME AND OPERATING EXPENSES

     Other income in 1999, 1998 and 1997 included warrant income of $14.5 million, $945,000 and $1.2 million net of related employee incentives of $7.3 million, $396,000 and $500,000, respectively. The Company occasionally receives warrants to acquire common stock from companies that are in the start-up or development phase. The timing and amount of income derived from the exercise and sale of client warrants typically depend upon factors beyond the control of the Company, and cannot be predicted with any degree of accuracy and are likely to vary materially from period to period. Occupancy costs for the years ended December 31, 1999, 1998 and 1997 were $6.7 million, $5.5 million and $5.1 million, respectively.

     Merger and other related nonrecurring costs for the years ended December 31, 1999, 1998 and 1997 were comprised of the following:


(Dollars in thousands)                                   1999            1998           1997
---------------------------------------------------------------------------------------------
Financial advisory and professional fees             $  1,627         $ 1,101        $ 1,083
Charges to conform accounting practices                 2,745             183          1,350
Other costs                                             5,959           1,377            900
                                                     ---------------------------------------
   Total                                             $ 10,331         $ 2,661        $ 3,333
                                                     =======================================

          Other costs include severance and other compensation expenses, charges for the write-off of assets retired as a result of the merger, and other expenses including printing costs and filing fees.

Years Ended December 31, 1999, 1998 and 1997

     Other expenses for the years ended December 31, 1999, 1998 and 1997 were comprised of the following:


(Dollars in thousands)                                   1999            1998           1997
--------------------------------------------------------------------------------------------
Telephone, postage and supplies                      $  2,515         $ 2,192        $ 1,785
Legal and other professional fees                       2,418           2,616          2,663
Marketing and promotion                                 1,771           1,439          1,507
Client services                                         1,374             806            625
Data processing                                         1,137             665            685
Directors fees                                            792             888            969
Insurance                                                 491             402            375
FDIC insurance and regulatory
  assessments                                             557             450            398
Other real estate owned                                    13              76            177
Other                                                   5,711           5,908          4,536
                                                     ---------------------------------------
                                                     $ 16,779        $ 15,442       $ 13,720
                                                     =======================================

     To support the Greater Bay Bancorp Foundation (the "Foundation"), the Company contributed appreciated securities, which had an unrealized gain of $7.8 million in 1999 and $1.3 million in 1998. In 1999, the Company incurred $4.4 million in compensation and other expenses in connection with these appreciated securities. The Company recorded $12.2 million in 1999 and $1.3 million in 1998 of expense for the contribution to the Foundation, which is included in operating expenses.

     In July 1995, the Company settled a lawsuit of $1.1 million, net of tax. The Company recovered those losses through insurance coverage for this settlement in 1997. However, due to the uncertainty associated with the recovery, the Company reflected the settlement expense as a charge to 1995 earnings, and the associated recovery in 1997 as a recovery to earnings.

NOTE 13--EMPLOYEE BENEFIT PLANS

Stock Option Plan

     On November 19, 1997, the Company's shareholders approved an amendment of the Greater Bay Bancorp 1996 Stock Option Plan (the "Bancorp Plan"), to increase by 912,652 the number of shares of Greater Bay stock issuable under the Bancorp Plan. This was done to accommodate the increased number of eligible employees as a result of the merger with PBC.

     Under the terms of the respective mergers, all stock option plans of MDNB, BAB and BBC were terminated at the time of merger and all outstanding options from these plans were assumed by the Bancorp Plan. Outstanding options from the MDNB plan of 72,714 converted at a ratio of 0.9532, outstanding options from the BAB plan of 29,834 (converted at a ratio of 1.38682) and outstanding options from the BBC Plan of 108,318 (converted at a ratio of 0.6833) were assumed by the Bancorp Plan.

          Options issued under the Bancorp Plan may be granted to employees and nonemployee directors and may be either incentive or nonqualified stock options as defined under current tax laws. The exercise price of each option must equal the market price of the Company's stock on the date of grant. The term of an option may not exceed 10 years and generally vests over a five year period.

Years Ended December 31, 1999, 1998 and 1997

     At December 31, 1999 the total authorized shares issuable under the Bancorp Plan was approximately 2,279,000 shares and the number of shares available for future grants was approximately 110,000 shares.

Stock-Based Compensation

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123 "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Under the provisions of SFAS No. 123, the Company is encouraged, but not required, to measure compensation costs related to its employee stock compensation plans under the fair value method. If the Company elects not to recognize compensation expense under this method, it is required to disclose the pro forma net income and net income per share effects based on the SFAS No. 123 fair value methodology. The Company implemented the requirements of SFAS No. 123 in 1997 and has elected to adopt the disclosure provisions of this statement.

     At December 31, 1999, the Company had one stock option plan, which is described above. The Company applies Accounting Principles Board ("APB") Opinion No. 25 and related interpretations in accounting the Bancorp Plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation for the Company's stock option plan been determined consistent with SFAS No. 123, the Company's net income per share would have been reduced to the pro forma amounts indicated below:


                                                                              December 31,
                                                                 --------------------------------------
(Dollars in thousands, except per share amounts)                   1999             1998         1997
-------------------------------------------------------------------------------------------------------
Net Income:
   As reported                                                   $30,538           $21,554     $15,199
   Pro forma                                                     $28,048           $19,883     $14,495

Basic net income per share
   As reported                                                   $  2.29           $  1.65     $  1.24
   Pro forma                                                     $  2.11           $  1.52     $  1.17

Diluted net income per share
   As reported                                                   $  2.15           $  1.53     $  1.17
   Pro forma                                                     $  1.98           $  1.41     $  1.11

Years Ended December 31, 1999, 1998 and 1997

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions for grants in 1999, 1998 and 1997, respectively; dividend yield of 1.5%, 1.75% and 1.8%; expected volatility of 29.69%, 39.84% and 22.9%; risk free rates of 6.29%, 4.54% and 6.3%. The weighted average expected life is 5 years. No adjustments have been made for forfeitures. The actual value, if any, that the option holder will realize from these options will depend solely on the increase in the stock price over the option price when the options are exercised.

     A summary of the Company's stock option plan as of December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:


                                                   1999                         1998                             1997
                                           -----------------------------------------------------------------------------------------
                                                         Weighted                       Weighted                       Weighted
                                            Shares       Average          Shares        Average           Shares       Average
                                           (000's)    Exercise Price     (000's)     Exercise Price      (000's)    Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year            2,137      $   16.92          1,793          $ 10.81           1,514       $  7.09
Granted                                       672          37.65            626            30.50             502         18.65
Exercised                                    (259)          8.87           (250)            7.15            (194)         5.07
Forfeited                                     (71)         25.12            (32)           16.38             (29)         7.76
                                           -----------------------------------------------------------------------------------------
Outstanding at end of year                  2,479          23.14          2,137            16.92           1,793         10.86
                                           -----------------------------------------------------------------------------------------

Options exercisable at year-end             1,085          12.02          1,052             8.59           1,063          7.21
                                           -----------------------------------------------------------------------------------------
Weighted average fair value of options
   granted during the year                             $   12.22                         $ 11.96                       $  6.27
                                          ------------------------------------------------------------------------------------------


     The following table summarizes information about stock options outstanding at December 31, 1999 (as adjusted for the 2-for-1 stock split).




                                                    Options Outstanding
                          ----------------------------------------------------------------
                              Number
Exercise                    Outstanding     Weighted Average         Weighted Average
Price Range                   (000's)        Exercise Price         Remaining Life (years)
------------------------------------------------------------------------------------------
$3.06 - $5.25                   118             $ 3.93                     3.11
$5.30 - $9.38                   608               7.29                     4.86
$10.88 - $17.31                 264              13.07                     7.28
$21.13 - $29.50                 358              25.30                     8.17
$29.56 - $35.03                 504              33.49                     8.96
$35.88 - $40.81                 592              38.50                     9.96



              Options Exercisable
-------------------------------------------
   Number
 Exercisable              Weighted Average
   (000's)                 Exercise Price
-------------------------------------------
     107                       $ 4.31
     513                         7.03
     258                        12.17
     115                        24.88
      90                        33.58
       1                        39.50

401(k) Savings Plan

     The Company has a 401(k) tax deferred savings plan under which eligible employees may elect to defer a portion of their salary (up to 15%) as a contribution to the plan. The Company matches the employees' contributions at a rate set by the Board of Directors (currently 62.5% of the first 8% of deferral of an individual's total compensation). The matching contribution vests ratably over the first four years of employment.

          For the years ended December 31, 1999, 1998 and 1997, the Company contributed $1,111,000, $849,000 and $699,000, respectively to the 401(k) plan.

Years Ended December 31, 1999, 1998 and 1997

Employee Stock Purchase Plan

     The Company has established an Employee Stock Purchase Plan, as amended, under section 423(b) of the Internal Revenue Code which allows eligible employees to set aside up to 15% of their compensation toward the purchase of the Company's stock for an aggregate total of 267,868 shares. Under the plan the purchase price is 85% of the lower of the fair value at the beginning or end of each three month offering period. During 1999, employees purchased 41,651 shares of common stock for an aggregate purchase price of $1,031,000 compared to the purchase of 29,670 shares of common stock for an aggregate purchase price of $656,000 in 1998 and 30,320 shares of common stock for an aggregate purchase price of $347,000 in 1997. There were 62,995 shares remaining in the plan available for purchase by employees at December 31, 1999.

     All share amounts have been restated to reflect the 2-for-1 stock split declared to shareholders of record as of April 30, 1998.

Supplemental Employee Compensation Benefits Agreements

     The Company has entered into supplemental employee compensation benefits agreements with certain executive and senior officers. Under these agreements, the Company is generally obligated to provide for each such employee or their beneficiaries, during their life for a period of up to 15 to 20 years after the employee's disability or retirement, benefits as defined in each specific agreement. The agreement also provides for a death benefit for the employee. The estimated present value of future benefits to be paid is being accrued over the vesting period of the participants. The related accumulated accrued liability of at December 31, 1999 and 1998 is approximately $3.0 million and $2.2 million, respectively. The actuarial assumptions used for determining the present value of the projected benefit obligation include a 7% discount rate. Expenses accrued for this plan for the years December 31, 1999, 1998 and 1997 totaled $800,000, $540,000 and $503,000, respectively. Depending on the agreement, the Company and the employees are beneficiaries of life insurance policies that have been purchased as a method of financing the benefits under the agreements. At December 31, 1999 and 1998, the Company's cash surrender value of these policies was approximately $43.8 million and $32.0 million, respectively and is included in other assets. The income recognized on these policies was $1.4 million, $870,000 and $325,000 in 1999, 1998 and 1997, respectively, and is included in other income.

Deferred Compensation Plan

     Effective November 19, 1997, the Company adopted the Greater Bay Bancorp 1997 Elective Deferral Compensation Plan (the "Deferred Plan") that allows eligible officers and directors of the Company to defer a portion of their bonuses, director fees and other compensation. The deferred compensation will earn interest calculated annually based on a short-term interest reference rate. All participants are fully vested at all times in their contributions to the Deferred Plan. At December 31, 1999 and 1998, $1.9 million and $834,000, respectively, of deferred compensation under this plan is included in other liabilities in the accompanying consolidated balance sheets.

     Additionally, under deferred compensation agreements that were established at PBC prior to its merger with the Company, there was approximately $814,000 and $1.1 million of deferred compensation which is included in other liabilities at December 31, 1999 and 1998, respectively.

Change in Control

     In the event of a change in control, the supplemental employee compensation benefits agreements with certain executive and senior officers may require the Company to make certain payments under those agreements. The Company also has plans in place which would require certain payments be made to any employee whose employment is terminated pursuant to a change in control. These potential liabilities are currently not recognized in the accompanying consolidated financial statements.

Years Ended December 31, 1999, 1998 and 1997

NOTE 14--RELATED PARTY TRANSACTIONS

     The Company has, and expects to have in the future, banking transactions in the ordinary course of business with directors, executive officers and their affiliates. These transactions are entered into under terms and conditions equal to those entered into in arms length transactions and are made subject to approval by the Directors' Loan Committee and the Board of Directors of the Bank extending the credit. An analysis of total loans to related parties for the years ended December 31, 1999 and 1998 is shown below:


(Dollars in thousands)                         1999          1998
------------------------------------------------------------------
Balance, January 1                          $ 42,084      $ 17,972
Additions                                     21,140        38,184
Repayments                                   (40,807)      (14,072)
                                            ----------------------
Balance, December 31                        $ 22,417      $ 42,084
                                            ======================
Undisbursed commitments,
   at year end                              $  9,129       $ 7,302
                                            ======================

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

     The Company leases certain facilities at which it conducts its operations. Future minimum lease commitments under all noncancelable operating leases as of December 31, 1999 are below:


(Dollars in thousands)
Years Ended December 31,
----------------------------------------------------------------
2000                                                    $  4,205
2001                                                       4,708
2002                                                       4,001
2003                                                       2,319
2004                                                       1,994
Thereafter                                                 9,756
                                                        --------
Total                                                   $ 26,983
                                                        ========

Years Ended December 31, 1999, 1998 and 1997

     The Company subleases that portion of the available space that is not utilized. Sublease rental income for the years ended December 31, 1999, 1998, and 1997 was $821,000, $923,000, and $1.1 million, respectively. Gross rental expense for the years ended December 31, 1999, 1998, and 1997 was $5.0 million, $3.8 million, and $3.5 million, respectively.

Other Commitments and Contingencies

     The Company occasionally receives warrants to acquire common stock from borrowers that are in the start-up or development phase as consideration for provided financing. As of December 31, 1999, the Company had a portion of its warrants and common stock of these clients in escrow with an approximate fair value of $2.8 million. These equity securities are being held in escrow for the Company's benefit pending resolution of certain contingencies. Although realization is not assured, Management believes it is more likely than not that this amount will be realized. The amount considered realizable could be reduced if stock prices of the companies fall.

     In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees and commitments to extend credit, that are not reflected in the accompanying consolidated financial statements. Commitments to fund loans were $797.7 million and $607.2 million and letters of credit were $50.9 million and $19.9 million, at December 31, 1999 and 1998, respectively. The Company's exposure to credit loss is limited to amounts funded or drawn; however, at December 31, 1999, no losses are anticipated as a result of these commitments.

     Loan commitments which have fixed expiration dates and require the payment of a fee are typically contingent upon the borrower meeting certain financial and other covenants. Approximately $201.5 million of these commitments relate to real estate construction and land loans and are expected to fund within the next 12 months. However, the remainder relates primarily to revolving lines of credit or other commercial loans, and many of these commitments are expected to expire without being drawn upon, therefore the total commitments do not necessarily represent future cash requirements. The Banks evaluate each potential borrower and the necessary collateral on an individual basis. Collateral varies, but may include real property, bank deposits, debt or equity securities, or business assets.

     Stand-by letters of credit are conditional commitments written by the Banks to guarantee the performance of a client to a third party. These guarantees are issued primarily related to purchases of inventory by the Banks' commercial clients, and are typically short-term in nature. Credit risk is similar to that involved in extending loan commitments to clients, and the Banks accordingly use evaluation and collateral requirements similar to those for loan commitments.

     In the ordinary course of business there are various assertions, claims and legal proceedings pending against the Company. Management is of the opinion that the ultimate resolution of these proceedings will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

NOTE 16 - SHAREHOLDERS' RIGHTS PLAN

     In 1998 Greater Bay adopted a shareholder rights plan designed to maximize the long-term value of the Company and to protect the Company's shareholders from improper takeover tactics and takeover bids that are not fair to all shareholders.

Years Ended December 31, 1999, 1998 and 1997

     In accordance with the plan, preferred share purchase rights were distributed as a dividend at the rate of one right for each common share held of record as of the close of business on November 28, 1998. The rights, which are not immediately exercisable, entitle the holders to purchase one one-hundredth of a share of Series A Preferred Stock at a price of $145.00 upon the occurrence of certain triggering events. In the event of an acquisition not approved by the Board, each right enables its holder (other than the acquirer) to purchase the Preferred Stock at 50% of the market price. Further, in the event the Company is acquired in an unwanted merger or business combination, each right enables the holder to purchase shares of the acquiring entity at a similar discount. Under certain circumstances, the rights may be exchanged for common shares of the Company. The Board may, in its sole discretion, redeem the rights at any time prior to any of the triggering events.

     The rights can be exercised and separate rights certificates distributed only if any of the following events occur: acquisition by a person of 10% or more of the Company's common share; a tender offer for 10% or more of the Company's common shares; or ownership of 10% or more of the Company's common shares by a shareholder whose actions are likely to have a material adverse impact on the Company or shareholder interests. The rights will initially trade automatically with the common shares. The rights are not deemed by the Board of Directors to be presently exercisable.

NOTE 17 - REGULATORY MATTERS

     The Company and the Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and regulatory framework for prompt corrective action, the Banks must meet specific capital guidelines that involve quantitative measures of the Banks' assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Banks to maintain minimum capital amounts and ratios (as defined in the regulations) and are set forth in the table below. At December 31, 1999 and 1998 the Company and the Banks met all capital adequacy requirements to which they are subject.

Years Ended December 31, 1999, 1998 and 1997


     Under the FDICIA prompt corrective action provisions applicable to banks, the most recent notification from the FDIC or OCC categorized each of the Banks, with the exception of MDNB, as well-capitalized. To be categorized as well-capitalized, the institution must maintain a total risk-based capital ratio as set forth in the following table and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of any of the Banks. The Company and the Banks' actual 1999 and 1998 capital amounts and ratios are as follows:



                                                                                                     For Capital
As of December 31, 1999                                                          Actual           Adequacy Purposes
                                                                          -------------------    ------------------
(Dollars in thousands)                                                       Amount    Ratio       Amount    Ratio
---------------------------------------------------------------------------------------------    ------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                    $ 252,481    10.55%    $ 191,424    8.00%
   Bay Area Bank                                                             15,104    10.50        11,511    8.00
   Bay Bank of Commerce                                                      12,004    10.12         9,484    8.00
   Cupertino National Bank                                                   97,081    11.03        70,398    8.00
   Golden Gate Bank                                                          14,645    10.19        11,494    8.00
   Mid-Peninsula Bank                                                        65,923    10.02        52,656    8.00
   Peninsula Bank of Commerce                                                22,458    10.86        16,544    8.00
   Mt. Diablo National Bank                                                  15,192    8.20         14,823    8.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                    $ 218,777    9.14%      $ 95,712    4.00%
   Bay Area Bank                                                             13,285    9.23          5,756    4.00
   Bay Bank of Commerce                                                      10,507    8.86          4,742    4.00
   Cupertino National Bank                                                   82,337    9.36         35,199    4.00
   Golden Gate Bank                                                          12,846    8.94          5,747    4.00
   Mid-Peninsula Bank                                                        57,692    8.77         26,328    4.00
   Peninsula Bank of Commerce                                                19,859    9.60          8,272    4.00
   Mt. Diablo National Bank                                                  12,875    6.95          7,411    4.00
Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                                                    $ 218,777    7.85%     $ 111,528    4.00%
   Bay Area Bank                                                             13,285    7.80          6,815    4.00
   Bay Bank of Commerce                                                      10,507    7.12          5,900    4.00
   Cupertino National Bank                                                   82,337    8.05         40,896    4.00
   Golden Gate Bank                                                          12,846    6.55          7,844    4.00
   Peninsula Bank of Commerce                                                19,859    7.32         10,847    4.00
   Mt. Diablo National Bank                                                  12,875    7.76          7,828    4.00


                                                                                To Be Well Capitalized
                                                                                Under Prompt Corrective
                                                                                   Action Provisions
                                                                              -------------------------
                                                                                Amount        Ratio
                                                                              -------------------------

Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                                         N/A
   Bay Area Bank                                                              $ 14,398         10.00
   Bay Bank of Commerce                                                         11,856         10.00%
   Cupertino National Bank                                                      87,997         10.00
   Golden Gate Bank                                                             14,368         10.00
   Mid-Peninsula Bank                                                           65,820         10.00
   Peninsula Bank of Commerce                                                   20,680         10.00
   Mt. Diablo National Bank                                                     18,529         10.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                                         N/A
   Bay Area Bank                                                               $ 8,634         6.00%
   Bay Bank of Commerce                                                          7,113         6.00
   Cupertino National Bank                                                      52,798         6.00
   Golden Gate Bank                                                              8,621         6.00
   Mid-Peninsula Bank                                                           39,492         6.00
   Peninsula Bank of Commerce                                                   12,408         6.00
   Mt. Diablo National Bank                                                     11,117         6.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                                                                         N/A
   Bay Area Bank                                                               $ 8,519         5.00%
   Bay Bank of Commerce                                                          7,375         5.00
   Cupertino National Bank                                                      51,120         5.00
   Golden Gate Bank                                                              9,805         5.00
   Mid-Peninsula Bank                                                           38,604         5.00
   Peninsula Bank of Commerce                                                   13,559         5.00
   Mt. Diablo National Bank                                                      9,785         5.00

                                                                                                      For Capital
As of December 31, 1998                                                          Actual            Adequacy Purposes
(Dollars in thousands)                                                      Amount     Ratio       Amount     Ratio
---------------------------------------------------------------------------------------------    -------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                    $ 199,441    11.99%    $ 129,217    8.00%
   Bay Area Bank                                                             15,800    13.77         9,179    8.00
   Bay Bank of Commerce                                                      11,817    9.50          9,976    8.00
   Cupertino National Bank                                                   59,224    10.12        46,822    8.00
   Golden Gate Bank                                                          10,194    11.01         7,406    8.00
   Mid-Peninsula Bank                                                        47,111    11.51        32,747    8.00
   Peninsula Bank of Commerce                                                18,256    12.37        11,809    8.00
   Mt. Diablo National Bank                                                  11,716    9.00         10,416    8.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                    $ 163,832    9.85%      $ 64,608    4.00%
   Bay Area Bank                                                             14,365    12.52         4,590    4.00
   Cupertino National Bank                                                   48,845    8.35         23,411    4.00
   Golden Gate Bank                                                           9,036    9.76          3,703    4.00
   Mid-Peninsula Bank                                                        41,990    10.26        16,373    4.00
   Peninsula Bank of Commerce                                                16,408    11.12         5,904    4.00
   Mt. Diablo National Bank                                                  10,115    7.77          5,208    4.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                                                    $ 163,832    7.93%      $ 79,785    4.00%
   Bay Area Bank                                                             14,365    10.34         4,590    4.00
   Bay Bank of Commerce                                                      10,837    7.90          5,520    4.00
   Cupertino National Bank                                                   48,845    7.47         26,138    4.00
   Golden Gate Bank                                                           9,036    9.30          5,243    4.00
   Mid-Peninsula Bank                                                        41,990    8.54         15,927    3.00
   Peninsula Bank of Commerce                                                16,408    6.65          9,759    4.00
   Mt. Diablo National Bank                                                  10,115    6.08          6,658    4.00


                                                                             To Be Well Capitalize
                                                                            Under Prompt Corrective
                                                                               Action Provisions
                                                                            -----------------------
                                                                              Amount         Ratio
                                                                            -----------------------
Total Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                                       N/A
   Bay Area Bank                                                            $ 11,474         10.00%
   Bay Bank of Commerce                                                       12,470         10.00
   Cupertino National Bank                                                    58,527         10.00
   Golden Gate Bank                                                            9,257         10.00
   Mid-Peninsula Bank                                                         40,963         10.00
   Peninsula Bank of Commerce                                                 14,761         10.00
   Mt. Diablo National Bank                                                   13,021         10.00

Tier 1 Capital (To Risk Weighted Assets):
   Greater Bay Bancorp                                                                        N/A
   Bay Area Bank                                                             $ 6,885          6.00%
   Bay Bank of Commerce                                                        7,482          6.00
   Cupertino National Bank                                                    35,116          6.00
   Golden Gate Bank                                                            5,554          6.00
   Mid-Peninsula Bank                                                         24,560          6.00
   Peninsula Bank of Commerce                                                  8,857          6.00
   Mt. Diablo National Bank                                                    7,812          6.00

Tier 1 Capital Leverage (To Average Assets):
   Greater Bay Bancorp                                                                        N/A
   Bay Area Bank                                                             $ 6,948          5.00%
   Bay Bank of Commerce                                                        6,901          5.00
   Cupertino National Bank                                                    32,673          5.00
   Golden Gate Bank                                                            6,554          5.00
   Mid-Peninsula Bank                                                         26,544          5.00
   Peninsula Bank of Commerce                                                 12,198          5.00
   Mt. Diablo National Bank                                                    8,323          5.00

Years Ended December 31, 1999, 1998 and 1997

NOTE 18 - RESTRICTIONS ON SUBSIDIARY TRANSACTIONS

     Total dividends which may be declared by the Banks without receiving prior approval from regulatory authorities are limited to the lesser of the Banks' retained earnings or the net income of the Banks for the latest three fiscal years, less dividends previously declared during that period.

     The Banks are subject to certain restrictions under the Federal Reserve Act, including restrictions on the extension of credit to affiliates. In particular, the Banks are prohibited from lending to Greater Bay unless the loans are secured by specified types of collateral. Such secured loans and other advances from the Banks are limited to 10% of the Banks' shareholders' equity, or a maximum of $20.5 million at December 31, 1999. No such advances were made during 1999 or exist as of December 31, 1999.

Years Ended December 31, 1999, 1998 and 1997

NOTE 19 - EARNINGS PER SHARE

Per Share Data

     Net income per share is stated in accordance with SFAS No. 128 "Earnings per Share". Basic net income per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted net income per share is computed by dividing net income by the weighted average number of common shares plus common equivalent shares outstanding including dilutive stock options. All years presented include the effect of the 2-for-1 stock split effective as of April 30, 1998.

     The following table provides a reconciliation of the numerators and denominators of the basic and diluted net income per share computations for the years ended December 31, 1999, 1998 and 1997.



                                                                           For the year ended December 31, 1999
                                                                       --------------------------------------------
                                                                         Income           Shares          Per Share
(Dollars in thousands, except per share amounts)                      (Numerator)      (Denominator)        Amount
-------------------------------------------------------------------------------------------------------------------
Net income                                                             $ 30,538

Basic net income per share:
   Income available to common shareholders                               30,538          13,310,000         $ 2.29

Effect of dilutive securities:
   Stock options                                                              -             879,000              -
                                                                       -------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                             $ 30,538          14,189,000         $ 2.15
                                                                       ===========================================

                                                                           For the year ended December 31, 1998
                                                                       --------------------------------------------
                                                                        Income            Shares          Per Share
(Dollars in thousands, except per share amounts)                      (Numerator)      (Denominator)       Amount
-------------------------------------------------------------------------------------------------------------------
Net income                                                             $ 21,554

Basic net income per share:
   Income available to common shareholders                               21,554          13,091,000         $ 1.65

Effect of dilutive securities:
   Stock options                                                              -             956,000              -
                                                                       -------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                             $ 21,554          14,047,000         $ 1.53
                                                                       ===========================================

                                                                            For the year ended December 31, 1997
                                                                       --------------------------------------------
                                                                        Income            Shares          Per Share
(Dollars in thousands, except per share amounts)                      (Numerator)      (Denominator)        Amount
-------------------------------------------------------------------------------------------------------------------
Net income                                                             $ 15,199

Basic net income per share:
   Income available to common shareholders                               15,199          12,252,000         $ 1.24

Effect of dilutive securities:
   Stock options                                                              -             776,000              -
                                                                       -------------------------------------------

Diluted net income per share:
   Income available to common shareholders
   and assumed conversions                                             $ 15,199          13,028,000         $ 1.17
                                                                       ===========================================

Years Ended December 31, 1999, 1998 and 1997

     There were options to purchase 517,000 shares and 89,000 shares that were considered anti-dilutive whereby the options' exercise price was greater than the average market price of the common shares, during the years ended December 31, 1999 and 1998, respectively. There were no options that were considered anti-dilutive during the year ended December 31, 1997.

     Weighted average shares outstanding and all per share amounts included in the consolidated financial statements and notes thereto are based upon the increased number of shares giving retroactive effect to the 2000 merger with MDNB at a 0.9532 conversion ratio, 1999 mergers with BCS at a 0.6833 conversion ratio and BA Bancshares at a 1.38682 conversion ratio, the 1998 mergers with PRB and PBFC at a total of 950,748 and 298,000 shares, respectively, and the 1997 merger with PBC at a 0.96550 conversion ratio.

NOTE 20--PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

     The financial statements of Greater Bay Bancorp (parent company only) are presented below:

PARENT COMPANY ONLY--BALANCE SHEETS


                                                                   December 31,
(Dollars in thousands)                                         1999          1998
-----------------------------------------------------------------------------------
Assets:
Cash and cash equivalents                                   $   1,599     $   6,408
Investment in subsidiaries                                    205,849       152,857
Other investments                                              16,043        18,056
Subordinated debentures
  issued by subsidiary                                              -         3,000
Other assets                                                   17,038         9,630
                                                            -----------------------
Total assets                                                $ 240,529     $ 189,951
                                                            ========================
Liabilities and
   shareholders' equity:
      Subordinated debt                                        58,547        54,547
      Other liabilities                                         8,387         6,578
                                                            -----------------------
Total liabilities                                              66,934        61,125
Shareholders' equity:
   Common stock                                               100,690        75,303
   Accumulated other comprehensive income                      (5,036)           32
   Retained earnings                                           77,941        53,491
                                                            -----------------------
Total shareholders' equity                                    173,595       128,826
                                                            -----------------------
Total liabilities and
   shareholders' equity                                     $ 240,529     $ 189,951
                                                            =======================

Years Ended December 31, 1999, 1998 and 1997

PARENT COMPANY ONLY-INCOME STATEMENTS


                                                                  Years Ended December 31,
(Dollars in thousands)                                          1999        1998        1997
--------------------------------------------------------------------------------------------
Income:
   Interest income                                          $    489     $ 1,021     $   400
   Cash dividend from subsidiaries                                 -         675         365
   Other income                                                    -          71         501
                                                            --------------------------------
Total                                                            489       1,767       1,266
                                                            --------------------------------
Expenses:
   Interest expense                                            4,382       3,195       1,458
   Salaries                                                   15,684       8,908       5,978
   Occupancy and equipment                                     3,820       2,031       1,218
   Merger expenses                                             3,283       1,877         712
   Other expenses                                              5,713       3,491       1,887
   Less: rentals and fees received
      from Banks                                             (26,201)    (15,866)    (10,201)
                                                            --------------------------------
Total                                                          6,681       3,636       1,052
                                                            --------------------------------
Income (loss) before taxes and equity
   in undistributed net income of subsidiaries                (6,192)     (1,869)        214
Income tax benefit                                            (2,663)     (1,634)       (249)
                                                            --------------------------------
Income (loss) before equity in undistributed
   net income of subsidiaries                                 (3,529)       (235)        463
                                                            --------------------------------
Equity in undistributed net income of
   subsidiaries                                               34,067      21,789      14,022
                                                            --------------------------------
Net income                                                  $ 30,538     $21,554     $14,485
                                                            ================================

Years Ended December 31, 1999, 1998 and 1997

PARENT COMPANY ONLY--STATEMENTS OF CASH FLOWS


                                                                    Years Ended December 31,
                                                            -------------------------------------
(Dollars in thousands)                                         1999          1998           1997
-------------------------------------------------------------------------------------------------
Cash flows-operating activities
   Net income                                               $ 30,538      $ 21,554       $ 14,485
   Reconciliation of net income
     to net cash from operations:
       Equity in undistributed net
          income of subsidiaries                             (34,067)      (21,789)       (14,022)
       Net change in other assets                             (9,101)       (4,584)        (1,944)
       Net change in other liabilities                         4,422         2,140          2,442
                                                            -------------------------------------
Operating cash flow, net                                      (8,208)       (2,679)           961
                                                            -------------------------------------

Cash flows-investing activities
   Purchases of available for sale
   securities                                                (20,825)      (84,130)        (8,293)
   Proceeds from sale and maturities
   of available for sale securities                           20,980        71,939          3,156
   Proceeds from sale of OREO                                      -           407              -
   Dividends from subsidiaries                                 4,166         3,449          3,617
   Capital contribution to
       the subsidiaries                                      (27,218)      (17,500)       (13,818)
                                                            -------------------------------------
Investing cash flows, net                                    (22,897)      (25,835)       (15,338)
                                                            -------------------------------------

Cash flows-financing activities
    Net change in other borrowings - short term                7,000             -              -
    Proceeds from private placement of stock                  18,954             -              -
    Proceeds from issuance of
       subordinated debt                                           -        30,000         20,618
    Stock issued in dividend reinvestment plan                   171             -              -
    Proceeds from exercise
       of stock options and employees
       stock purchases                                         6,259         5,323          2,985
    Payment of cash dividends                                 (6,088)       (5,869)        (4,643)
                                                            -------------------------------------
Financing cash flows, net                                     26,296        29,454         18,960
                                                            -------------------------------------

Net increase in cash and
    cash equivalents                                          (4,809)          940          4,563
Cash and cash equivalents
    at the beginning of the year                               6,408         5,468            905
 Cash and cash equivalents                                   ------------------------------------
   at end of the year                                        $ 1,599       $ 6,408        $ 5,468
                                                             ====================================

Years Ended December 31, 1999, 1998 and 1997

NOTE 21--FAIR VALUE OF FINANCIAL INSTRUMENTS

     Fair value estimates, methods and assumptions are set forth below for the Company's financial instruments. The estimated fair value of financial instruments of the Company as of December 31, 1999 and 1998 are as follows:


                                                                  1999                           1998
                                                       --------------------------    --------------------------
                                                       Carrying                       Carrying
(Dollars in thousands)                                  Amount        Fair Value       Amount       Fair Value
---------------------------------------------------------------------------------    --------------------------
Financial assets:
   Cash and due from banks                            $  107,591       $  107,591    $   89,759     $   89,759
   Short term investments                                230,807          230,807       149,526        149,526
   Investment securities                                 495,169          469,384       422,565        423,485
   Loans, net                                          1,880,756        1,865,041     1,299,423      1,300,889
  Accrued interest receivable                              1,428            1,428         1,072          1,072
Financial liabilities:
   Deposits:
      Demand, noninterest-bearing                        514,482          514,482       379,743        379,743
      MMDA, NOW and Savings                            1,463,517        1,463,517     1,029,762      1,029,762
      Time certificates, $100,000 and over               434,540          430,460       234,323        246,562
      Other time certificates                             93,847           93,100       114,479        222,044
   Other borrowings                                       69,100           68,409        83,429         85,000
   Subordinated debt                                           -                -         3,000          2,999
   Company obligated mandatory redeemable
   preferred securities of subsidiary trust holding
   solely junior subordinated debentures                  50,000           49,468        50,000         48,829


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Cash and Cash Equivalents

     The carrying value reported in the balance sheet for cash and cash equivalents approximates fair value.

Investment Securities

     The carrying amounts for short-term investments approximate fair value because they mature in 90 days or less and do not present unanticipated credit concerns. The fair value of longer term investments, except certain state and municipal securities, is estimated based on quoted market prices or bid quotations from securities dealers.

Years Ended December 31, 1999, 1998 and 1997

Loans

     Fair values are estimated for portfolios of loans with similar financial characteristics. The fair value of performing fixed rate loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The fair value of performing variable rate loans is judged to approximate book value for those loans whose rates reprice in less than 90 days. Rate floors and rate ceilings are not considered for fair value purposes as the number of loans with such limitations is not significant.

     Fair value for significant nonperforming loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates are judgmentally determined using available market information and specific borrower information.

Deposit Liabilities and Borrowings

     The fair value for all deposits without fixed maturities and short term borrowings is considered to be equal to the carrying value. The fair value for fixed rate time deposits and subordinated debt are estimated by discounting future cash flows using interest rates currently offered on time deposits or subordinated debt with similar remaining maturities. The fair value of core deposits does not reflect the market core deposits premium of approximately 10%- 12%. Additionally, the fair value of deposits does not include the benefit that results from the low cost of funding provided by the Company's deposits as compared to the cost of borrowing funds in the market.

Commitments to Extend Credit and Standby Letters of Credit

     The majority of the Company's commitments to extend credit carry current market interest rate if converted to loans. Because these commitments are generally unassignable by either the Company or the borrower, they only have value to the Company and the borrower. The estimated fair value approximates the recorded deferred fee amounts and is excluded from the table.

Limitations

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale, at one time, the Company's entire holdings of a particular financial instrument. Fair value estimates are based on judgments regarding future expected loss experience, current economic condition, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have significant effect on fair value estimates and have been considered in many of the estimates.

NOTE 22--ACTIVITY OF BUSINESS SEGMENTS

     In 1998 the Company adopted SFAS No. 131. The prior year's segment information has been restated to present the Company's two reportable segments, community banking and trust operations.

Years Ended December 31, 1999, 1998 and 1997

     The accounting policies of the segments are the same as those described in the "Summary of Significant Accounting Policies." Segment data includes intersegment revenue, as well as charges allocating all corporate-headquarters costs to each of its operating segments. Intersegment revenue is recorded at prevailing market terms and rates and is not significant to the results of the segments. This revenue is eliminated in consolidation. The Company evaluates the performances of its segments and allocates resources to them based on net interest income, other income, net income before income taxes, total assets and deposits.

     The Company is organized primarily along community banking and trust divisions. Ten of the divisions have been aggregated into the "community banking" segment. Community banking provides a range of commercial banking services to small and medium-sized businesses, real estate developers, property managers, business executives, professional and other individuals. The GBB Trust division has been shown as the "trust operations" segment. The Company's business is conducted principally in the U.S.; foreign operations are not material.

     The following table shows each segments key operating results and financial position for the years ended or as of December 31, 1999, 1998 and 1997:


                                                  1999                     1998                       1997
                                     --------------------------   ------------------------   ------------------------
                                       Community        Trust     Community     Trust        Community       Trust
(Dollars in thousands)                  banking      operations    banking    operations      banking      operations
---------------------------------------------------------------------------------------------------------------------
Net interest income                  $  117,265     $    369   $   87,657   $      859       $   70,984    $     141
Other income                             15,791        3,007        7,866        2,488            6,622        2,092
Operating expenses                       35,908        2,863       36,372        2,429           36,429        1,966
Net income before income taxes (1)       96,725          121       58,361          918           40,714          267

Total assets                          2,811,728         --      2,012,297         --          1,544,921         --
Deposits                              2,448,555       57,831    1,690,768       67,539        1,308,326       66,321
Assets under management                    --        697,435         --        649,336             --        577,746

(1) Includes intercompany earnings alloaction charge which is eliminated in consolidation

Years Ended December 31, 1999, 1998 and 1997

     A reconciliation of total segment net interest income and other income combined, net income before income taxes, and total assets to the consolidated numbers in each of these categories for the years ended December 31, 1999, 1998 and 1997 is presented below.

                                                                               As of and for Year Ended
                                                                                     December 31,
(Dollars in thousands)                                                     1999          1998           1997
---------------------------------------------------------------------------------------------------------------
Net interest income and other income
   Total segment net interest income and other income                 $  136,432     $   98,870     $   79,839
   Parent company net interest income and other income                    (3,893)        (1,357)           309
                                                                      -----------------------------------------
      Consolidated net interest income and other income               $  132,539     $   97,513     $   80,148
                                                                      =========================================
Net income before taxes
   Total segment net income before income taxes                       $   96,846     $   59,279     $   40,981
   Parent company net income before income taxes                         (32,393)       (17,664)        (9,486)
                                                                      -----------------------------------------
      Consolidated net income before income taxes                     $   64,453     $   41,615     $   31,495
                                                                      =========================================
Total assets
   Total segment assets                                               $2,811,728     $2,012,297     $1,544,921
   Parent company segment assets                                          34,360         36,920         15,333
                                                                      -----------------------------------------
      Consolidated total assets                                       $2,846,088     $2,049,217     $1,560,254
                                                                      =========================================



NOTE 22--QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following table presents the summary results for the stated eight quarters:


                                                 December 31,         September 30,            June 30,              March 31,
(Dollars in thousands, except per share data(1) ---------------     -----------------     ------------------    --------------------
                                                1999       1998       1999       1998      1999        1998       1999      1998
------------------------------------------------------------------------------------------------------------------------------------
Interest income                               $51,259    $35,859    $45,536    $35,522    $41,644    $32,787    $36,911    $30,504
Net interest income                            30,105     21,278     29,969     20,661     24,551     19,418     22,107     18,457
Provision for loan losses                       6,013      1,986      3,578      1,912      1,697      1,437        961      1,046
Other income                                   21,069      3,490      4,433      2,630      3,391      2,642      2,934      2,359
Other expenses                                 28,569     14,195     15,394     13,451     15,199     14,162     14,157     12,711
Income before taxes                            16,592      8,587     12,430      7,928     11,046      6,451      9,923      7,066
Net income                                      9,524      5,959      7,853      5,342      4,347      4,152      5,987      4,708
Net income per share:
   Basic                                      $  0.77    $  0.51    $  0.64    $  0.45    $  0.38    $  0.36    $  0.50    $  0.41
   Diluted                                    $  0.73    $  0.47    $  0.61    $  0.42    $  0.34    $  0.33    $  0.48    $  0.38

* Quarterly amounts have been restated on a historical basis to reflect the mergers with BA Bancshares, Bay Commercial Services and MD Bancshares on a pooling of interests basis.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Greater Bay Bancorp:

We have audited the accompanying supplemental consolidated balance sheets of Greater Bay Bancorp and its subsidiaries (the "Company") as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Greater Bay Bancorp and Mt. Diablo Bancshares on January 31, 2000, which has been accounted for as a pooling of interests as described in Note 2 to the supplemental consolidated financial statements. Accounting principles generally accepted in the United States proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of Greater Bay Bancorp and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Greater Bay Bancorp and its subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.



/s/ PricewaterhouseCoopers LLP

San Francisco, California
January 31, 2000